UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

Applied Materials, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael R. Splinter CHAIRMAN OF THE BOARD OF DIRECTORS PRESIDENT AND CHIEF EXECUTIVE OFFICER

January 27, 2011

Dear Applied Materials Stockholder:

We cordially invite you to attend Applied Materials’ 2011 Annual Meeting of Stockholders, which will be held at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 on Tuesday, March 8, 2011 at 11:00 a.m. Pacific Standard Time. A live webcast of the Annual Meeting will be available on our website at www.appliedmaterials.com.

At this year’s Annual Meeting, stockholders will be asked to: elect eleven directors; approve an advisory vote on executive compensation; approve an advisory vote on the frequency of holding an advisory vote on executive compensation; and ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for the current fiscal year. Additional information about the Annual Meeting is in the attached Notice of 2011 Annual Meeting of Stockholders and Proxy Statement.

We are continuing to provide these proxy materials to stockholders primarily over the Internet rather than in paper form. This method of delivery offers our stockholders expedited and convenient access to the information they need, helps to conserve natural resources, and lowers the costs of printing and delivering proxy materials.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting your proxy will ensure your representation at the Annual Meeting. We urge you to review carefully the proxy materials and to vote: FOR each of the director nominees; FOR the approval of the compensation of our named executive officers; FOR the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation; and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Thank you for your attention to these important matters and for your continued support and interest in Applied Materials.

Sincerely,

Michael R. Splinter

3050 Bowers Avenue Santa Clara, California 95054 Phone: (408) 727-5555 Fax: (408) 748-9943	Mailing Address: Applied Materials, Inc. 3050 Bowers Avenue P.O. Box 58039 Santa Clara, California 95052-8039

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, March 8, 2011

at 11:00 a.m. Pacific Standard Time

The 2011 Annual Meeting of Stockholders of Applied Materials, Inc. will be held on Tuesday, March 8, 2011 at 11:00 a.m. Pacific Standard Time at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054 to conduct the following items of business:

1.	To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

2.	To approve an advisory vote on executive compensation.

3.	To approve an advisory vote on the frequency of holding an advisory vote on executive compensation.

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

5.	To transact any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Stockholders of record who owned shares of Applied Materials common stock at the close of business on January 12, 2011 are entitled to receive notice of, attend and vote at the Annual Meeting. A complete list of these stockholders will be available at our corporate offices at 3050 Bowers Avenue, Santa Clara, California 95054 during regular business hours for the ten days prior to the Annual Meeting. This list also will be available during the Annual Meeting at the meeting location. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you received notice of how to access the proxy materials via the Internet, a proxy card was not sent to you and you may vote only by telephone or via the Internet. If you received a proxy card and other proxy materials by mail, you may vote by mailing a completed proxy card, by telephone or over the Internet. Your vote must be received by 11:59 p.m. Eastern Standard Time, on Monday, March 7, 2011. For specific voting instructions, please refer to the information provided in the following Proxy Statement, together with your proxy card or the voting instructions you receive by e-mail or that are provided via the Internet.

By Order of the Board of Directors

Joseph J. Sweeney Corporate Secretary

Santa Clara, California

January 27, 2011

PROXY STATEMENT

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ii

PROXY STATEMENT

GENERAL INFORMATION

Your proxy is being solicited on behalf of the Board of Directors of Applied Materials, Inc., a Delaware corporation. This proxy is for use at Applied Materials’ 2011 Annual Meeting of Stockholders to be held at 11:00 a.m. Pacific Standard Time on Tuesday, March 8, 2011, at our corporate offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054.

This Proxy Statement contains important information regarding Applied Materials’ 2011 Annual Meeting of Stockholders, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

A number of abbreviations are used in this Proxy Statement. Applied Materials, Inc. is referred to as “Applied,” “Applied Materials” or “the Company.” The term “proxy materials” includes this Proxy Statement, the enclosed proxy card or the voting instructions you receive by e-mail, or that are being provided via the Internet, and Applied’s Annual Report on Form 10-K for fiscal year 2010. References to “fiscal 2011” or “current fiscal year” mean Applied’s 2011 fiscal year that began on November 1, 2010 and is scheduled to end on October 30, 2011. References to “fiscal 2010” mean Applied’s 2010 fiscal year that began on October 26, 2009 and ended on October 31, 2010. References to “fiscal 2009” mean Applied’s 2009 fiscal year that began on October 27, 2008 and ended on October 25, 2009. References to “fiscal 2008” mean Applied’s 2008 fiscal year that began on October 29, 2007 and ended on October 26, 2008. Applied’s 2011 Annual Meeting of Stockholders is referred to as the “Meeting.” Applied’s Board of Directors is referred to as the “Board.” The mailing address of Applied’s principal executive offices is 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039.

These proxy materials are being provided on or about January 27, 2011 to all stockholders of record of Applied as of January 12, 2011, the record date for the Meeting. Stockholders of record who owned Applied common stock at the close of business on January 12, 2011 are entitled to receive notice of, attend and vote at the Meeting. On the record date, there were 1,321,381,300 shares of Applied common stock outstanding.

Webcast of the Annual Meeting

The Meeting will be webcast. You may visit our website at www.appliedmaterials.com at 11:00 a.m. Pacific Standard Time on Tuesday, March 8, 2011 to view a live webcast of the Meeting. A replay of the webcast will be available on our website through April 8, 2011.

Voting Procedures

As a stockholder of Applied, you have a right to vote on certain business matters affecting Applied. The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section. Each share of Applied common stock that you owned as of the record date entitles you to one vote on each proposal presented at the Meeting.

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Meeting. Votes submitted by mail, by telephone or over the Internet must be received by 11:59 p.m., Eastern Standard Time, on Monday, March 7, 2011.

Voting by Mail.    By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card

(known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone.    To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote by telephone, you do not need to complete and mail a proxy card.

Voting over the Internet.    To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by e-mail or that are being provided via the Internet. If you vote over the Internet, you do not need to complete and mail a proxy card.

Voting in Person at the Meeting.    If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Applied Employee Plan Participants.    If you are a participant in Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”), your proxy represents all shares you own through the 401(k) Plan, assuming that your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

If you own shares purchased through the Applied Employees’ Stock Purchase Plan or the Applied Stock Purchase Plan for Offshore Employees that are still held by the plans’ recordkeeper and you do not vote these shares, the shares will be voted in accordance with standard brokerage industry practices, as described below under the section entitled “Voting Instructions; Abstentions and Broker Non-Votes.”

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. To do this, you must:

•	enter a new vote by telephone or over the Internet by 11:59 p.m. Eastern Standard Time on March 7, 2011;

•	sign and return another proxy card by 11:59 p.m. Eastern Standard Time on March 7, 2011;

•

provide written notice of the revocation to Applied’s Corporate Secretary at: Applied Materials, Inc., Attention: Joseph J. Sweeney, Corporate Secretary, 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054 by 11:59 p.m. Eastern Standard Time on March 7, 2011; or

•	attend the Meeting and vote in person.

Votes Required for the Proposals

The votes required to approve the proposals to be considered at the Meeting and the methods for calculating the votes are as follows:

Item 1—Election of Directors.    The eleven nominees for the Board receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominees for election as directors, or you may “withhold” your vote with respect to one or more nominees. Each share of Applied common stock you own entitles you to one vote. There is no cumulative voting with respect to the election of directors. For purposes of determining whether a quorum exists for the Meeting, if you return a proxy card or vote by telephone or over the Internet and withhold your vote from the election of all directors, your shares will be counted as present.

Applied has adopted a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must submit an offer to resign to the Board. The Board must take action on the offer to resign following a recommendation by the Corporate Governance and Nominating Committee of the Board. The policy is discussed further under the section entitled “Corporate Governance—Majority Voting Policy.”

Item 2—Advisory Vote on Executive Compensation.    Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy, and entitled to vote on the proposal at the Meeting. Even though your vote is advisory and therefore will not be binding on the Company, the Board’s Human Resources and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

You may vote “for,” “against,” or “abstain” from the proposal to approve the compensation of our named executive officers.

Item 3—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.    The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

You may vote “for” every year, “for” every two years, “for” every three years, or “abstain.”

Item  4—Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of KPMG LLP for the current fiscal year requires the affirmative vote of a majority of the shares present at the Meeting, in person or by proxy, and entitled to vote on the proposal at the Meeting.

You may vote “for,” “against,” or “abstain” from the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Quorum Requirement

A “quorum” is a majority of the outstanding shares entitled to vote as of the record date, January 12, 2011. A quorum must be present in order to hold the Meeting and to conduct business. Your shares are counted as being present if you vote in person at the Meeting, by telephone, over the Internet, or by submitting a properly executed proxy card by mail. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

Voting Instructions; Abstentions and Broker Non-Votes

If you are a stockholder of record and return a proxy card but do not provide specific voting instructions, your shares will be voted on the proposals as follows:

•	“for” the eleven named nominees for directors;

•	“for” the approval of the compensation of our named executive officers;

•	“for” the approval of an annual advisory vote on executive compensation; and

•	“for” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

If other matters properly come before the Meeting and you do not provide specific voting instructions, your shares will be voted in the discretion of the proxies.

If you vote to “abstain” on the proposal to ratify the appointment of KPMG LLP as Applied’s independent registered public accounting firm for the current fiscal year or the proposal to approve, on an advisory basis, the compensation of our named executive officers, your shares will be counted as present for the purpose of determining a quorum. A vote to “abstain” on these proposals will have the same effect as a vote against the proposal.

If you vote to “abstain” on the proposal regarding the frequency of an advisory vote on executive compensation, the abstention will not have an effect on the outcome of the vote.

If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors, the advisory approval of executive compensation and the frequency of the advisory vote on executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients and who do not have discretionary authority to vote on non-routine matters. In tabulating the voting results for the election of directors, the advisory approval of executive compensation, and the advisory approval of the frequency of the advisory vote on executive compensation, shares that constitute broker non-votes are not considered entitled to vote on such proposals. Accordingly, broker non-votes will not affect the outcome of the vote on these proposals.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year should be considered a routine matter. To the extent your brokerage firm votes your shares on your behalf on this proposal, your shares also will be counted as present for the purpose of determining a quorum.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed, except as required by law.

Voting Results

Votes will be tabulated by a representative of Broadridge Financial Solutions, Inc., the independent inspector of elections appointed for the Meeting, who will separately tabulate “for,” “against” and “withhold” votes, votes on the frequency of an advisory vote on executive compensation, abstentions and broker non-votes. Voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.appliedmaterials.com and remain available there through April 8, 2011. Voting results will also be reported in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Meeting. You may access the voting results by:

•	visiting our website at www.appliedmaterials.com;

•	contacting our Investor Relations department, toll-free, at 1-800-882-0373; or

•	viewing the Current Report on Form 8-K on the SEC’s website at www.sec.gov.

Electronic Availability of Proxy Materials for 2011 Annual Meeting

Under rules adopted by the SEC, we are continuing to furnish proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On January 27, 2011, we mailed to our stockholders (other than those who had previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote over the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Householding of Proxy Materials

In a further effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless one or more of these stockholders notifies us that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials, and would like to request a separate paper copy of these materials, please: (1) go to www.proxyvote.com and follow the instructions provided; (2) send an e-mail message to investor_relations@amat.com with “Request for Proxy Materials” in the subject line and provide your name, address and the control number; or (3) call our Investor Relations department, toll-free, at 1-800-882-0373.

Proxy Solicitation Costs

Applied will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. We have hired Innisfree M&A Incorporated to assist in the distribution and solicitation of proxies. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. In addition to the estimated proxy solicitation cost of $20,000 plus reasonable out-of-pocket expenses for this service, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

PROPOSALS

The following proposals will be considered at the Meeting:

Item 1—Election of Directors

The first proposal is to elect eleven directors. The nominees for directors are Michael R. Splinter, Aart J. de Geus, Stephen R. Forrest, Thomas J. Iannotti, Susan M. James, Alexander A. Karsner, Gerhard H. Parker, Dennis D. Powell, Willem P. Roelandts, James E. Rogers and Robert H. Swan. Each nominee is currently a director of Applied.

Additional information about the election of directors and a brief biography of each nominee appear under the section entitled “Item 1—Election of Directors.”

The Board unanimously recommends that you vote “FOR” each nominee.

Item 2—Advisory Vote on Executive Compensation

The second proposal is to approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tables and disclosures contained in this Proxy Statement.

Additional information about the approval of the compensation of the named executive officers appears under the section entitled “Item 2—Advisory Vote on Executive Compensation.”

The Board unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Item 3—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation

The third proposal is to approve, on an advisory basis, the frequency of future advisory votes on executive compensation.

Additional information about the approval of the frequency of an advisory vote on executive compensation appears under the section entitled “Item 3—Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.”

The Board unanimously recommends a vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation.

Item 4—Ratification of the Appointment of Independent Registered Public Accounting Firm

The fourth proposal is to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year. The Audit Committee of the Board has appointed KPMG LLP to be Applied’s independent registered public accounting firm for the 2011 fiscal year, which began on November 1, 2010 and is scheduled to end on October 30, 2011.

Additional information about the ratification of the appointment of KPMG LLP as our independent registered public accounting firm appears under the section entitled “Item 4—Ratification of the Appointment of Independent Registered Public Accounting Firm.”

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year.

Other Matters

Except for the election of eleven directors; the advisory approval of the compensation of our named executive officers; the advisory approval on the frequency of an advisory vote on executive compensation; and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year, Applied’s Board does not intend to bring any other matters to be voted on at the Meeting. Applied and its Board are not currently aware of any other matters that may properly be presented by others for action at the Meeting.

ITEM 1—ELECTION OF DIRECTORS

Nominees

Applied’s Board of Directors is elected each year at the Annual Meeting of Stockholders. Applied currently has eleven directors. Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, each of the current directors has been nominated by the Board for election at the Meeting and has decided to stand for election.

The eleven nominees receiving the highest number of votes will be elected at the Meeting. In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Meeting for any nominee who may be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. Each director will serve until Applied’s 2012 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

The nominees for the Board are as follows:

Name of Nominee	Age	Principal Occupation	Director Since
Michael R. Splinter	60	Chairman, President, and Chief Executive Officer of Applied Materials, Inc.	2003
Aart J. de Geus	56	Chairman and Chief Executive Officer of Synopsys, Inc.	2007
Stephen R. Forrest	60	Vice President for Research at the University of Michigan	2008
Thomas J. Iannotti	54	Senior Vice President and General Manager, Enterprise Services for Hewlett-Packard Company	2005
Susan M. James	64	Retired Partner of Ernst & Young LLP	2009
Alexander A. Karsner	43	Chief Executive Officer of Manifest Energy LLC	2008
Gerhard H. Parker	67	Retired Executive Vice President, New Business Group of Intel Corporation	2002
Dennis D. Powell	63	Retired Executive Vice President, Chief Financial Officer of Cisco Systems, Inc.	2007
Willem P. Roelandts	66	Retired Chairman, President and Chief Executive Officer of Xilinx, Inc.	2004
James E. Rogers	63	Chairman, President and Chief Executive Officer of Duke Energy Corporation	2008
Robert H. Swan	50	Senior Vice President, Finance and Chief Financial Officer of eBay, Inc.	2009

There is no family relationship among any of the nominees, directors and/or any of Applied’s executive officers. Applied’s executive officers serve at the discretion of the Board. Further information about Applied’s directors, including each of the director nominees, is provided below.

Directors

Michael R. Splinter has been Applied’s Chairman of the Board of Directors since March 2009 and, a director, President and Chief Executive Officer since April 2003. From 1984 to April 2003, Mr. Splinter was employed by Intel Corporation, a manufacturer of chips and computer, networking and communications products, where he was last Executive Vice President and Director of the Sales and Marketing Group. Mr. Splinter previously held various executive positions at Intel, including Executive Vice President and General Manager of the Technology and Manufacturing Group. Prior to joining Intel, Mr. Splinter worked for 10 years at Rockwell International. Mr. Splinter is a director of The NASDAQ OMX Group, Inc.

Mr. Splinter has over 35 years of experience working in the technology/information sector and brings his leadership and extensive global business, operating, marketing and industry experience to the Board. As Applied’s Chief Executive Officer, he also brings to the Board his strategic vision for the Company and management’s experience with and understanding of complex industry and global challenges and opportunities, creating a vital link that enables the Board to perform its oversight function with the benefit of management’s key perspectives. Mr. Splinter’s service on the board of The NASDAQ OMX Group provides him with a strong understanding of robust corporate governance practices and broad exposure to a wide range of issues facing companies in diverse industries.

Aart J. de Geus is a co-founder of Synopsys, Inc., a provider of electronic design automation (EDA) software and related services for semiconductor design companies, and currently serves as Chairman of its Board of Directors and Chief Executive Officer. Since 1986, Dr. de Geus has served as a director of and held various positions at Synopsys, including President, Senior Vice President of Engineering and Senior Vice President of Marketing. From 1982 to 1986, Dr. de Geus was employed by the General Electric Company, where he was the Manager of the Advanced Computer-Aided Engineering Group.

Dr. de Geus has experience growing Synopsys, which he co-founded in 1986, from a start-up to a well-established publicly-traded company. His nearly 25 years of executive and technological leadership provide the Board with important perspectives on navigating a company through various stages of growth, as well as innovation, management development, and global challenges and opportunities.

Stephen R. Forrest has served as Vice President for Research at the University of Michigan since January 2006, where he also holds faculty appointments as Professor of Electrical Engineering and Computer Science in the College of Engineering, and as Professor of Physics in the College of Literature, Science and the Arts. Dr. Forrest leads the University’s Optoelectronics Components and Materials Group. From 1992 to 2005, Dr. Forrest served in a number of positions at Princeton University, including as Chair of the Electrical Engineering Department, Director of the Center for Photonics and Optoelectronic Materials, and as director of the National Center for Integrated Photonic Technology. Prior to Princeton, Dr. Forrest was a faculty member of the Electrical Engineering and Materials Science Departments at the University of Southern California.

As a distinguished academic leader, Dr. Forrest brings to the Board his extensive knowledge of semiconductor and alternative energy technologies and experience with research and development portfolio management, government policy, technology licensing, and product commercialization. He also has unique insights from his experience with cross-functional endeavors to achieve economic transformation through technology. Dr. Forrest has worked closely with industry, government, entrepreneurs, and community leaders to develop businesses focused on alternative energy and other technologies to diversify a state’s economy and increase global competitiveness.

Thomas J. Iannotti has served as Senior Vice President and General Manager, Enterprise Services, for Hewlett-Packard Company, a technology solutions provider to consumers, businesses and institutions globally, since February 2009. From 2002 to January 2009, Mr. Iannotti held various executive positions at Hewlett-Packard, including most recently as Senior Vice President and Managing Director, Enterprise Business Group, Americas. From 1978 to 2002, Mr. Iannotti worked at Digital Equipment Corporation and at Compaq Computer Corporation after its acquisition of Digital Equipment Corporation.

Mr. Iannotti has broad and deep industry and technology knowledge, leadership skills and broad-based expertise from his various executive positions at several publicly-traded technology companies for over 30 years, including in his current senior management role at Hewlett-Packard. Mr. Iannotti’s experience with service management on a global, regional, and country level, including in Asia and Europe, provides a valuable perspective to Applied’s Board.

Susan M. James served as a partner at Ernst & Young LLP, a global leader in assurance, tax, transaction and advisory services, from 1987 to 2006. Ms. James joined Ernst & Young in 1975 and, following her retirement in 2006, served as a consultant to the firm until December 2009. She also served on the Ernst & Young Americas Executive Board of Directors from January 2002 to June 2006. Ms. James is a certified public accountant and a member of the American Institute of Certified Public Accountants. Ms. James currently serves as a member of the boards of directors of Coherent, Inc. and Yahoo! Inc.

Ms. James’ qualifications to serve on the Board include her extensive financial and accounting expertise, demonstrated leadership and broad experience with global technology companies during her 35-year career at Ernst & Young. Ms. James’ experience as an independent auditor has provided her with a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures. In addition, as the current Chair of the audit committees of Coherent and Yahoo!, Ms. James brings leadership experience and a valuable perspective to her service as a member of Applied’s Audit Committee.

Alexander A. Karsner has served as Chief Executive Officer of Manifest Energy LLC, a clean energy infrastructure development and finance company, since July 2009. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy. From April 2002 to March 2006, Mr. Karsner was Managing Director of Enercorp LLC, a private company involved in international project development, management and financing of renewable energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. Mr. Karsner currently serves as a member of the board of directors of Codexis, Inc.

Mr. Karsner brings to the Board experience in, and knowledge of, the energy industry and related public policies. Specifically, Mr. Karsner’s leadership in renewable energy policy, technologies and commercialization, and his expertise in domestic and international energy markets, have enhanced the Board’s perspectives on innovation, strategy, and market diversification. His service on the board of directors of Codexis has further increased Mr. Karsner’s understanding of issues related to clean energy and alternative technologies.

Gerhard H. Parker served as Executive Vice President, New Business Group, of Intel Corporation, a manufacturer of chips and computer, networking and communications products, from 1998 until his retirement in May 2001. From 1988 to 1998, Dr. Parker was Senior Vice President of Intel’s Technology and Manufacturing Group. Dr. Parker currently serves as a member of the boards of directors of FEI Company and Lattice Semiconductor Corporation.

Dr. Parker brings to the Board extensive manufacturing, engineering, operational, and strategic experience. In addition, Dr. Parker’s long experience as a senior executive who managed new businesses, worldwide manufacturing, and technology development at Intel contributes to the Board’s ability to oversee these areas. Dr. Parker’s service on the boards of FEI and Lattice Semiconductor, including his position as Chairman of the Board of FEI, brings to the Board additional expertise on strategy, global challenges and opportunities, and board leadership.

Dennis D. Powell served as an Executive Advisor at Cisco Systems, Inc., a provider of networking products and services, from February 2008 to September 2010. He served as Cisco’s Chief Financial Officer from May 2003 to February 2008. In addition to that position, Mr. Powell also served as Executive Vice President since August 2007 and Senior Vice President since May 2003. Since joining Cisco in 1997, Mr. Powell also served as Senior Vice President, Corporate Finance and Vice President, Corporate Controller. Before joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, where he was last a senior partner. Mr. Powell currently serves as a member of the board of directors of Intuit, Inc. and VMware, Inc.

Mr. Powell brings to the Board substantial financial and accounting expertise and executive management experience acquired in the course of managing the financial strategy and operations as the Chief Financial Officer of Cisco, and working as an independent auditor at Coopers & Lybrand for 26 years. Mr. Powell’s current service as a director and member of the audit committees of Intuit and VMware broadens his insights on corporate governance and enhances his perspective as Chair of Applied’s Audit Committee.

Willem P. Roelandts served as Chairman of the Board of Directors of Xilinx, Inc., a supplier of programmable logic solutions, from July 2003 to February 2009, and as a director from January 1996 to August 2009. Mr. Roelandts served as President and Chief Executive Officer of Xilinx from January 1996 to January 2008. Prior to joining Xilinx, Mr. Roelandts held various executive positions during a 29-year career at Hewlett-Packard Company, where he last served as Senior Vice President and General Manager of Computer Systems Organizations. Mr. Roelandts currently serves as a director of Aruba Networks, Inc. He is also a member of the Advisory Board of the Center for Science, Technology and Society at Santa Clara University.

Mr. Roelandts has significant expertise with strategic and line management, engineering innovation, market diversification, and executive development, having been the President, Chief Executive Officer and on the board of directors at Xilinx for 13 years, and serving in various executive positions at Hewlett-Packard for almost 30 years. This extensive executive management and operational experience on a global basis has given him a deep understanding of what produces success at companies that are driven by innovation, research, and development, which provides a valuable perspective to our Board. His current service as a director and member of the compensation committee of Aruba Networks further enhances his perspective.

James E. Rogers has served as Chairman since 2007, and President, Chief Executive Officer and a member of the Board of Directors since 2006, of Duke Energy Corporation, an electric power company that supplies and delivers electricity and natural gas service. Mr. Rogers was Chairman and Chief Executive Officer of Cinergy Corp., a provider of electric and gas service, from 1994 until its merger with Duke Energy in 2006. He was Chairman, President and Chief Executive Officer of PSI Energy, Inc. from 1988 until 1994. Mr. Rogers served as a director of Fifth Third Bancorp from 1995 to 2009 and currently serves as a director of CIGNA Corporation.

Mr. Rogers brings to the Board his substantial global and leadership experience, as well as broad knowledge and experience in the energy field, from his more than 20 years as the chief executive officer of utility companies, including as the current Chairman, President and Chief Executive Officer of Duke Energy, in the highly-regulated energy industry. In addition, Mr. Rogers’ current service as Chair of the compensation committee of Cigna, as well as his past service on other companies’ compensation committees, contributes to his role as a member of Applied’s Human Resources and Compensation Committee.

Robert H. Swan has served as Senior Vice President, Finance and Chief Financial Officer of eBay Inc., a provider of online marketplaces and payment services, since March 2006. From 2003 to March 2006, Mr. Swan was Chief Financial Officer and Executive Vice President of Electronic Data Systems Corporation. Mr. Swan also served as Executive Vice President and Chief Financial Officer of TRW, Inc. from 2001 to 2002 and held various executive positions at Webvan Group, Inc. from 1999 to 2001. Mr. Swan spent the first 15 years of his career at the General Electric Company in various roles.

Mr. Swan has significant financial expertise and global financial management from his many years of managing finance organizations as the current Chief Financial Officer of eBay and in his prior positions at large, global public companies. In addition, Mr. Swan has substantial management and leadership skills in his role at eBay, where he is responsible for all aspects of eBay’s finance function, including controllership, financial planning and analysis, tax, treasury, audit, mergers and acquisitions, and investor relations. His financial expertise and management and leadership skills are valuable to the Board and Audit Committee.

Chairman Emeritus

James C. Morgan has served as Applied’s Chairman Emeritus since March 2009. Mr. Morgan spent more than 31 years as a director and employee of Applied, including over 20 years as Chairman of the Board. Mr. Morgan first joined Applied in 1976 and served as Chief Executive Officer from 1977 to 2003. As Chairman Emeritus, Mr. Morgan is invited to attend Board and committee meetings, but he does not have voting rights and does not receive any retainer or meeting fees.

Corporate Governance

Corporate Governance Guidelines.    Applied has adopted Corporate Governance Guidelines that describe, among other matters, the role and functions of the Board, the responsibilities of various Board committees, and the procedures for reporting concerns to the Board. These guidelines are available on our website, along with other important corporate governance materials, at www.appliedmaterials.com/investors/corporate_governance.html.

The Corporate Governance Guidelines provide, among other things, that:

•	a majority of the directors must be independent;

•	the Board shall designate a lead independent director who, among other things, is responsible for presiding over executive sessions of independent directors;

•	the Board shall appoint all members of the Board committees;

•	the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees must consist solely of independent directors;

•

the independent directors shall meet in executive sessions without the presence of the non-independent director(s) or members of Applied’s management at least twice a year during regularly scheduled Board meeting days and from time to time as deemed necessary or appropriate; and

•

a nominee for director must tender a resignation from the Board if he or she does not receive the votes of a majority of the shares voted in an uncontested election. The Corporate Governance and Nominating Committee of the Board then will consider the resignation offer and recommend to the Board the action to be taken with respect to the offered resignation.

As the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments and may modify the Corporate Governance Guidelines from time to time as it deems appropriate.

Director Nominations.    The Corporate Governance and Nominating Committee of the Board considers candidates for director nominees. This committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in the Corporate Governance Guidelines, the Corporate Governance and Nominating Committee strives for a mix of skills and diverse (functional, cultural and geographic) perspectives that is effective for the Board. Every effort is made to complement and supplement the skills of the existing Board and strengthen any identified areas for improvement. Based on the Corporate Governance and Nominating Committee’s recommendation, the Board selects director nominees and recommends them for election by Applied’s stockholders, and also fills any vacancies that may arise between Annual Meetings of Stockholders. Directors added to the Board to fill vacancies are generally recommended for election at the next Annual Meeting of Stockholders. The Board also may consider recommendations of director candidates from other sources. In selecting the director nominees, the Board assesses the independence, character and acumen of candidates and endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment; management; accounting and finance; knowledge of the industries (including technologies and markets) in which the Company operates; understanding of manufacturing and services; leadership; strategic vision; knowledge of international markets; marketing; crisis/risk management; research and development; government; and other areas relevant to the Company’s business.

Additional criteria include a candidate’s personal and professional ethics, integrity and values; willingness to devote sufficient time to prepare for and attend meetings and participate effectively on the Board; and commitment to representing the long-term interests of Applied’s stockholders.

The Corporate Governance and Nominating Committee or a screening committee of the Board evaluates and interviews potential Board candidates. All members of the Board may interview the final candidate(s). The Corporate Governance and Nominating Committee also will consider potential director candidates recommended by stockholders. The same identification and evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

Majority Voting Policy.    The Corporate Governance Guidelines include a majority voting policy for the election of directors. This policy states that in the event that a nominee for director in an uncontested election receives more “withhold” votes for his or her election than “for” votes, the director must promptly submit his or her offer to resign to the Board after certification of the stockholder vote. The Board’s Corporate Governance and Nominating Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board with respect to the proffered resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. No director who offers to resign may participate in the Committee’s or the Board’s consideration of the matter. Applied will publicly disclose the Board’s decision including, as applicable, the reasons for rejecting an offer to resign.

Standards of Business Conduct.    For many years, Applied has had Standards of Business Conduct, which embody our commitment to ethical and legal business practices. The Board expects Applied’s directors, officers and all other members of its workforce to act ethically at all times and to acknowledge their commitment to Applied’s Standards of Business Conduct. The Standards of Business Conduct are available on our website at www.appliedmaterials.com/investors/corporate-governance/standards.

Stock Ownership Guidelines.    The Board has adopted stock ownership guidelines to more closely align the interests of our directors and named executive officers with those of our stockholders. The guidelines provide that non-employee directors should each maintain an investment in Applied stock with a value of at least $300,000. Applied’s Chief Executive Officer and Chairman of the Board should maintain an investment in Applied stock that is equal to at least five times his or her annual base salary. Our named executive officers other than the Chief Executive Officer should each maintain an investment in Applied stock that is equal to at least three times his or her annual base salary. In determining whether the required investment levels have been met, shares are valued using the closing price of Applied stock on the date(s) acquired. In each case and unless an exception is made by the Board’s Human Resources and Compensation Committee, such investment levels should be achieved no later than five years following a director’s or officer’s initial election or appointment.

Stockholder Communications.    Any stockholder wishing to communicate with any of our directors regarding Applied may write to the director, c/o Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054. The Corporate Secretary will forward these communications directly to the director(s). The independent directors of the Board review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board.

Director Independence

Applied has adopted standards for director independence that correspond to Nasdaq listing standards and SEC rules. An “independent director” means a person who is not an officer or employee of Applied or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director, nor any member of his or her immediate family, has had any direct or indirect material relationship with Applied within the previous three years.

The Board considered relationships, transactions and/or arrangements with each of the directors and concluded that none of the non-employee directors, or any of his or her immediate family members, has any relationship with Applied that would impair his or her independence. The Board has determined that each member of the Board, other than Mr. Splinter, is an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Splinter does not meet the independence standards because he is an employee of Applied.

In addition, the Board has also determined that:

•

all directors who serve on the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees are independent directors under applicable Nasdaq listing standards and SEC rules, and

•	none of the members of the Audit Committee directly or indirectly received compensation from Applied other than their compensation as directors.

Board Leadership Structure

Under our Corporate Governance Guidelines, the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and the Board’s assessment of its leadership from time to time. The Board believes that, at this time, it is in the best interests of Applied and its stockholders for Mr. Splinter to serve as the Chairman and Chief Executive Officer, and Mr. Roelandts, an independent director, to serve as Lead Independent Director. Mr. Splinter does not serve on any committees of the Board.

Combining the roles of Chairman and Chief Executive Officer promotes unified leadership and direction for Applied, allowing for operational effectiveness and efficiencies that ensure the implementation of strategic initiatives and business plans to optimize stockholder value. Mr. Splinter’s industry and management experience enables him to understand the priorities and perspective of Applied’s customers, suppliers and workforce, as well as the competitive landscape. In addition, Mr. Splinter has a strategic vision for Applied and an understanding of the complex industry and global challenges and opportunities, creating a vital link that enables the Board to perform its oversight function with the benefit of management’s key perspectives.

The Board believes the combined role of Chairman and Chief Executive Officer, together with the role of the Lead Independent Director, provide an appropriate balance in Applied’s leadership. The Lead Independent Director helps ensure a strong, independent and active Board. The Lead Independent Director presides over executive sessions without the presence of the non-independent directors or members of Applied’s management at least twice per year during regularly scheduled Board meetings and otherwise from time to time as deemed necessary or appropriate. The Lead Independent Director also has the authority to call meetings of the independent directors and is available for consultation or direct communication. The Board, including each of its committees, also has complete and open access to any member of management and the authority to retain independent advisors as the Board or such committees deem appropriate. In addition, the members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors, and the committee chairs have authority to hold executive sessions without management and non-independent directors present.

Board’s Role in Risk Oversight

Applied is subject to a variety of risks, which generally include any undesired event, circumstance or outcome that could affect Applied’s ability to achieve its objectives or adversely impact Applied’s business, operations or financial condition. Some risks can be readily perceived and even quantified, while others are unexpected or unforeseeable. Risks can be external, such as those arising from the macroeconomic or industry environment, government policies or regulations, competitors’ activities, and natural disasters. Alternatively, risks can arise as a result of the Company’s business or financial activities.

Applied’s management has day-to-day responsibility for identifying risks, including implementing suitable mitigating processes and controls; assessing risks in relation to Company strategies and objectives; and appropriately managing risks in a manner that serves the best interests of Applied, its stockholders, and other stakeholders. Applied’s management is currently developing an enterprise risk management program to enhance its existing systems and processes and to further strengthen its ability to identify, assess, and mitigate risks on a Company-wide basis.

In addition to its general oversight of management, Applied’s Board of Directors is responsible for overseeing major risks facing the Company and reviewing management plans for their mitigation. Generally, various committees of Applied’s Board of Directors oversee risks associated with their respective areas of responsibility and expertise. For example, in carrying out its oversight of risks related to financial matters, our Audit Committee oversees, reviews and discusses with management, the Internal Auditor and the independent accountants, Applied’s major risk exposures and the steps management has taken to monitor and mitigate those exposures. Our Human Resources and Compensation Committee oversees risks associated with Applied’s compensation policies, plans and practices. Our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence and board composition and organization.

Senior management and other employees report to the Board and relevant committees from time to time on risk-related issues. Our Chief Executive Officer and Chief Financial Officer report on certain risks and exposures relating to all or part of the Company; heads of our principal business units and other members of senior management report on the risks and exposures associated with their respective areas of responsibility; and the General Counsel reviews risks related to legal, compliance and regulatory matters. The full Board receives a comprehensive report prepared annually by the finance and legal organizations that identifies risk exposures and associated business processes to manage those risks. Applied’s management and other employees with responsibilities in a particular area review and contribute to sections of this report that relate to the risks and risk controls associated with that area. The Audit Committee reviews and discusses matters covered in this report.

Risk Assessment of Compensation Programs

Applied has determined that its compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. To make this determination, Applied’s management reviewed the compensation policies, plans and practices for its executive officers, as well as for all other employees. Applied identified its global policies, plans and practices that: covered the Company’s global employee population; were structured differently from those of other business units; or represented a significant portion of the Company’s compensation expense. The Company then assessed the following features of these policies, plans and practices: design, payment methodology, potential payment volatility, relationship to the Company’s financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices.

Based on this review, the Company believes that its compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Moreover, Applied has in place various controls that mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and a clawback policy that enables the recovery of certain incentive compensation payments in certain circumstances.

Board and Committee Meetings

The Board met seven times during fiscal 2010. Each director attended at least 75% of all Board and applicable committee meetings held during his or her term as a member of the Board during fiscal 2010. Applied’s policy is to strongly encourage its Board members to attend the Annual Meeting of Stockholders, and all who were serving as Board members at that time attended Applied’s 2010 Annual Meeting of Stockholders.

The Board has standing Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees. In addition, members of the Board serve on one or more of the Investment, Stockholder Rights, and Strategy Committees, which are described in Applied’s Corporate Governance Guidelines.

Each of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees has a written charter approved by the Board that is reviewed regularly by the respective committees, which may recommend appropriate changes for approval by the Board. Copies of the current amended and restated charters for the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees can be found on our website at www.appliedmaterials.com/investors/corporate-governance. The primary functions of each of these committees are described in the tables below.

Audit Committee	Primary Functions	Number of Meetings Held in Fiscal 2010
Members: Susan M. James* Gerhard H. Parker¥ Dennis D. Powell*+ Robert H. Swan*

•    oversee Applied’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes

•    appoint, compensate, evaluate and, when appropriate, replace Applied’s independent registered public accounting firm

•    oversee Applied’s tax, legal, regulatory and ethical compliance

•    review with Applied’s management and Internal Auditor the annual audit plan and matters relating to the Internal Audit department

•    review and pre-approve audit and permissible non-audit services

•    prepare the Audit Committee Report to be included in Applied’s proxy statement for each Annual Meeting of Stockholders

•    review and approve related-person transactions for which approval is required by applicable law

•    oversee and review Applied’s ethics policies and procedures, including procedures for receiving, retaining and treating complaints or concerns

•    review Applied’s major risk exposures and steps taken to monitor and mitigate those exposures

•    review annually the Audit Committee Charter

11

*	Audit Committee Financial Expert
¥	Ethics Ombudsman
+	Chair

Human Resources and Compensation Committee	Primary Functions	Number of Meetings Held in Fiscal 2010
Members: Aart J. de Geus Thomas J. Iannotti Willem P. Roelandts+ James E. Rogers

•   evaluate and oversee Applied’s primary strategies for employee and executive development

•   determine compensation policies applicable to Applied’s executive officers and all other employees

•   determine the compensation of the Chief Executive Officer and Applied’s other executive officers

•   administer the Senior Executive Bonus Plan

•   oversee significant employee benefits programs, policies and plans relating to Applied’s employees and executives

•   oversee human resources programs, compensation and benefits matters

•   adopt, amend and oversee the administration of all equity-related incentive plans, senior executive bonus plans and major retirement and deferred compensation programs

•   review and approve any employment, severance and/or change-in-control arrangements for Applied’s executive officers

•   review and consider compensation policies and/or practices as they relate to risk management practices and/or risk-taking incentives

•   review matters relating to management succession and executive organization development

•   approve the compensation of the members of the Board

•   review and consult with Applied’s management regarding the Compensation Discussion and Analysis section, and recommend to the Board to approve the inclusion of such section in Applied’s proxy statement for each Annual Meeting of Stockholders

•   prepare the Human Resources and Compensation Committee Report that is included in Applied’s proxy statement for each Annual Meeting of Stockholders

5

+	Chair

Corporate Governance and Nominating Committee	Primary Functions	Number of Meetings Held in Fiscal 2010
Members: Thomas J. Iannotti Susan M. James Dennis D. Powell Willem P. Roelandts+

•   oversee the composition, structure and evaluation of the Board and its committees, including overseeing an annual self-evaluation process of the Board, its committees, and individual directors

•   identify qualified candidates for election to the Board

•   establish procedures for director candidate nomination and evaluation

•   monitor the independence of the Board

•   develop, maintain and oversee implementation of Applied’s Corporate Governance Guidelines

•   conduct a periodic review of Applied’s succession planning process and assist the Board in evaluating this process

•   review any proposals submitted by stockholders for action at the Annual Meeting of Stockholders and make recommendations to the Board regarding action to be taken in response to each such proposal

•   review Applied’s corporate governance policies and recommend to the Board modifications to the policies as appropriate

•   consider director resignations and recommend appropriate action to the Board in accordance with Applied’s majority voting policy

•   review annually the Corporate Governance and Nominating Committee Charter

4

+	Chair and Lead Independent Director

Compensation of Directors

Retainer and Meeting Fees

Directors who are employees of Applied do not receive any additional compensation for their service as directors. During fiscal 2010, Applied’s non-employee directors each received an annual retainer of $65,000, which was paid in quarterly installments, and $2,000 per meeting for attendance at Board committee meetings (but not for meetings of the full Board). Each non-employee director who serves for less than the full fiscal year receives a pro-rated amount of the annual retainer based on the portion of the fiscal year the director served. Chairpersons of the Corporate Governance and Nominating Committee and the Strategy Committee each received an additional $10,000 per year, and the Chairperson of the Human Resources and Compensation Committee and the Lead Independent Director each received an additional $15,000 per year. The Chairperson of the Audit Committee received an additional $20,000 per year. If a non-employee director holds more than one committee chair, or is the Lead Independent Director and a chair of a committee, he or she will receive only the annual retainer for the single, highest-paying position held. Board compensation levels have not changed for fiscal 2011.

Cash compensation for non-employee directors for fiscal 2010 is set forth in the table below.

Fiscal 2010
Annual Retainer (1)	$65,000

Annual Retainer for Committee Chairs and Lead Independent Director:
Audit Committee	$85,000
Corporate Governance and Nominating Committee	$75,000
Human Resources and Compensation Committee	$80,000
Strategy Committee	$75,000
Lead Independent Director	$80,000

Fee per Board Meeting Attended	$0

Fee per Committee Meeting Attended	$2,000

(1)	A non-employee director receives this annual retainer unless he or she is the (a) Chair of the Audit, Corporate Governance and Nominating, Human Resources and Compensation, or Strategy Committee, or (b) Lead Independent Director.

In addition to the retainer and meeting fees described above, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Applied, and seminars and programs on subjects related to their responsibilities.

Charitable Matching Contributions

In December 2010, the Human Resources and Compensation Committee approved the participation of non-employee directors in the Applied Materials Foundation Matching Gift Program, under which the Foundation will match non-employee directors’ contributions to eligible non-profit and educational organizations of up to $2,000 annually per director. Non-employee directors are subject to the same maximum matching amount and other terms as for Applied’s employees.

Equity Compensation

Non-Employee Director Share Purchase Plan. Under the Non-Employee Director Share Purchase Plan, Applied’s non-employee directors annually may elect to receive shares of Applied common stock in lieu of the retainers and/or meeting fees that otherwise would be payable to them in cash for their service on the Board. If directors make this election, quarterly retainers otherwise payable in cash are converted into whole shares of Applied common stock based on 100% of the fair market value of a share on the day of the regularly-scheduled meeting of the Board (or on the final day of a meeting that takes place over multiple days). Meeting fees otherwise payable in cash are converted into whole shares of Applied common stock based on 100% of the fair market value of a share on the day of the committee meeting (or on the final day of a meeting that takes place over multiple days). The balance of any foregone retainer and/or meeting fees not payable in whole shares is paid in cash. Shares issued to participating directors under this plan are fully vested and taxable and Applied does not discount the purchase price of the shares.

Performance Shares. Non-employee directors participate in one equity compensation plan, the Employee Stock Incentive Plan, which provides for the following automatic grants of performance shares (also called “restricted stock units”) to each of Applied’s non-employee directors:

•

a grant made on the day of each Annual Meeting of Stockholders of a number of performance shares (rounded down to the nearest whole share) equal to $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant (“Annual Grant”); and

•	an initial grant of performance shares made upon a non-employee director’s initial appointment or election to the Board (“Initial Grant”), the number of which shares (rounded down to the nearest whole share) equals $200,000, divided by 100% of the fair market value of a share of Applied common stock on the date of grant, pro-rated to reflect the period starting with the day of initial appointment or election and ending on the day of the next Annual Meeting of Stockholders. A non-employee director who is initially appointed or elected to the Board on the day of an Annual Meeting of Stockholders will not receive an Initial Grant, but instead will receive the Annual Grant described above.

Grants of performance shares made to non-employee directors during fiscal 2010 were as follows:

•

an Annual Grant of 16,273 performance shares was made on March 9, 2010, the date of Applied’s 2010 Annual Meeting of Stockholders, to each of Messrs. Iannotti, Karsner, Powell, Roelandts, Rogers and Swan; Ms. James; and Drs. de Geus, Forrest and Parker; and

•	Ms. James received an Initial Grant of 3,845 performance shares on December 7, 2009, the day of her initial appointment as a non-employee director.

The Board and the Committee may change the number of performance shares granted to non-employee directors under the Employee Stock Incentive Plan in the future. Performance shares granted to non-employee directors before fiscal 2009 and Initial Grants made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning one year after the date of grant, generally subject to the non-employee directors’ continued service on the Board. Annual Grants of performance shares made in fiscal 2009 or later are scheduled to vest in four equal, annual installments beginning on March 1 of the year following the year of grant, generally subject to the non-employee director’s continued service on the Board.

The vesting of performance shares granted before fiscal 2009 will be accelerated upon a non-employee director’s death. The vesting of performance shares granted in fiscal 2009 or later will be continued or accelerated upon a non-employee director’s termination of service on the Board due to eligible retirement, disability or death. In addition, in order to encourage long-term ownership of Applied’s common stock, with respect to performance share grants made in fiscal 2009 or later, non-employee directors may elect, in advance, to defer the receipt of shares of Applied common stock they would otherwise receive upon vesting of the performance shares until their termination of service. Messrs. Rogers and Swan and Ms. James made such election to defer the receipt of the shares of Applied common stock they would otherwise receive upon vesting of the performance shares granted in fiscal 2010.

The following table shows compensation information for Applied’s current and former non-employee directors for fiscal 2010.

Director Compensation

For Fiscal 2010

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Aart J. de Geus	81,000	188,930	—	—	—	—		269,930
Stephen R. Forrest	71,000	188,930	—	—	—	—		259,930
Thomas J. Iannotti	83,000	188,930	—	—	—	—		271,930
Susan M. James(5)	85,000	237,646	—	—	—	—		322,646
Alexander A. Karsner	71,000	188,930	—	—	—	—		259,930
Gerhard H. Parker	103,000	188,930	—	—	—	—		291,930
Dennis D. Powell	112,000	188,930	—	—	—	—		300,930
Willem P. Roelandts	98,000	188,930	—	—	—	—		286,930
James E. Rogers	77,000	188,930	—	—	—	—		265,930
Robert H. Swan	91,000	188,930	—	—	—	—		279,930
Philip V. Gerdine(6)	56,500	—	—	—	—	300	(7)	56,800

(1)	Amounts shown do not reflect compensation actually received by the directors. Instead, the value reported in the “Stock Awards” column represents the aggregate grant date fair value of performance share awards granted in fiscal 2010, as determined pursuant to FASB Accounting Standards Codification 718 (also referred to as “ASC 718”).
(2)	Amount shown for each director reflects the grant date fair value of a grant for 16,273 performance shares made on March 9, 2010, except for the amount for Ms. James, which reflects the grant date fair value for both a grant for 16,273 performance shares made on March 9, 2010 and a grant for 3,845 performance shares made on December 7, 2009.
(3)	The directors had the following number of unvested performance shares at the end of fiscal 2010: Dr. de Geus, 37,542 shares; each of Dr. Forrest and Mr. Karsner, 42,542 shares; each of Mr. Iannotti and Dr. Parker, 35,042 shares; Ms. James, 20,118 shares; Mr. Powell, 42,964 shares; Mr. Roelandts, 40,464 shares; Mr. Rogers, 47,964 shares; Mr. Swan, 32,542 shares; and Dr. Gerdine, 16,269 shares. The performance shares held by each of Messrs. Powell, Roelandts and Rogers include 5,422 shares that have vested and which, pursuant to each director’s choice, will be converted to shares of Applied common stock and paid to him on the date of his termination of service from the Applied Board.
(4)	The directors did not receive any new option grants during fiscal 2010. At the end of fiscal 2010, the directors had options that were previously granted to purchase the following number of shares of Applied common stock: Mr. Iannotti, 70,000 shares; Drs. Parker and Gerdine, 75,000 shares; and Mr. Roelandts, 95,000 shares. At the end of fiscal 2010, Drs. de Geus and Forrest; Messrs. Karsner, Powell, Rogers and Swan, and Ms. James did not have any previously-granted option awards.
(5)	Ms. James was appointed as a member of the Board on December 7, 2009.
(6)	Dr. Gerdine retired from the Board on March 9, 2010.
(7)	Amount reflects the value of a gift presented to Dr. Gerdine in connection with his retirement from the Board.

Applied’s Chairman of the Board, Mr. Splinter, is also Applied’s President and Chief Executive Officer, and therefore did not receive the retainer or meeting fees paid, or performance shares automatically granted, to non-employee directors in fiscal 2010. Fiscal 2010 compensation information for Mr. Splinter can be found in the Summary Compensation Table.

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are asking our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward, and retain key employees, including our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value. The following highlights our approach to executive pay:

Pay for Performance:    We seek to pay for performance, and our record for the past five years shows that we have accomplished this goal. Specifically, the compensation paid to our Chief Executive Officer during the last five fiscal years directly correlates to our annual revenue and net income financial performance for those years.

Significant Majority of Executive Officer Pay Tied to Performance:    While our compensation program has three primary elements (base salary, annual performance-based cash incentives, and performance-based equity incentives), the performance-based incentives constitute by far the largest portion of potential compensation for our named executive officers. In fiscal 2010, for example, approximately 88% of our Chief Executive Officer’s potential compensation (and approximately 90% of his actual compensation) was performance-based. Similarly, except for a single, time-based, new-hire equity grant, approximately 65% of our other named executive officers’ potential compensation (and over 68% of their actual compensation) was performance-based.

Limited all other Compensation:    In line with our pay for performance philosophy, we have limited all other forms of compensation to our named executive officers.

Fiscal 2010 Compensation

As a result of Applied’s strong financial performance in fiscal 2010 and to align with our executive compensation philosophy, the following compensation actions were approved by the Human Resources and Compensation Committee of our Board of Directors for fiscal 2010:

Limited Adjustments to Base Salary:    base salaries of our named executive officers were restored to the levels in effect before the aggregate 20% reductions that were applied in fiscal 2009 and earlier. Other than this re-establishment of previous pay levels, salaries for named executive officers were increased only to recognize promotions.

Performance-based Cash Bonus:    performance-based cash incentives were paid in fiscal 2010 as a result of the achievement of high levels of adjusted operating profit (adjusted to exclude the items set forth in footnote 1 on page 40), strong earnings per share, and other performance goals set by the Human Resources and Compensation Committee for fiscal 2010.

Performance-based Equity:    equity awards to our named executive officers (other than a single, time-based, new-hire award) granted in fiscal 2010 were solely performance-based equity awards that become eligible to vest only if Applied achieves positive adjusted operating profit (adjusted to exclude the items set forth in footnote 1 on page 40) that compares favorably with our peer group.

Even with Applied’s strong financial results in fiscal 2010, only 40% of the performance-based equity awards that were granted in fiscal 2010 became eligible to vest, due to the challenging nature of the performance goals. Moreover, these awards are subject to additional time-based vesting requirements after the performance goals are achieved.

Clawback Policy:    a clawback policy was adopted under which named executive officers may be required to return incentive compensation payments to Applied if our financial statements are restated.

In addition to the above summary, stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for greater detail about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

Recommendation

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed pursuant to the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2011 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Human Resources and Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and the Human Resources and Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

ITEM 3—ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Act, we also are asking our stockholders to provide their input with regard to the frequency of future stockholder advisory votes on our executive compensation programs, such as the proposal contained in Item 2 above of this Proxy Statement. In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

After considering this agenda item, our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for Applied. The Board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder sentiment should be a factor that is taken into consideration by the Board and the Human Resources and Compensation Committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for Applied, and we look forward to hearing from our stockholders on this agenda item every year. Accordingly, our Board recommends that the advisory vote on executive compensation be held every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory vote by stockholders to approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by stockholders on an advisory basis. Even though your vote is advisory and therefore will not be binding on the Company, the Board and the Human Resources and Compensation Committee value the opinions of our stockholders and will consider our stockholders’ vote. Nonetheless, the Board may decide that it is in the best interests of our stockholders and Applied to hold an advisory vote on executive compensation more or less frequently than the option voted by our stockholders.

The Board unanimously recommends a vote “FOR” the option of once every year as the frequency with which stockholders are provided an advisory vote on executive compensation.

ITEM 4—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year. Our 2011 fiscal year began on November 1, 2010 and is scheduled to end on October 30, 2011. Although ratification is not legally required, Applied is submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2011, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2009 and 2010. In addition, the Audit Committee reviewed and pre-approved audit and permissible non-audit services performed by KPMG in fiscal 2009 and 2010, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Applied’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to KPMG LLP

The following table presents fees paid by Applied for professional services rendered by KPMG for fiscal 2009 and 2010, which ended on October 25, 2009 and October 31, 2010, respectively. All of the fees in the following table were approved by the Audit Committee in conformity with its pre-approval process.

Fee Category	Fiscal 2009	Fiscal 2010
	(In thousands)
Audit Fees	$5,287	$4,668
Audit-Related Fees	—	20
Tax Fees:
Tax Compliance and Review	200	300
Tax Planning and Advice	—	—
All Other Fees	—	—

Total Fees	$5,487	$4,988

Audit Fees consisted of fees for (a) professional services rendered for the annual audit of Applied’s consolidated financial statements, (b) review of the interim consolidated financial statements included in quarterly reports, and (c) services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees for fiscal 2010 consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of Applied’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consisted of fees for professional services for tax compliance and review, which consisted of federal, state and international tax compliance, assistance with tax audits and appeals, and assistance with customs and duties audits.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of KPMG.

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and, as appropriate, pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The independent registered public accounting firm and Applied’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG as Applied’s independent registered public accounting firm for the current fiscal year.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Composition.    The Audit Committee of the Board is composed of the directors named below. Each member of the Audit Committee meets the independence and financial experience requirements under applicable SEC rules and Nasdaq listing standards. In addition, the Board has determined that Susan M. James, Dennis D. Powell and Robert H. Swan are “audit committee financial experts” as defined by SEC rules.

Responsibilities.    The Audit Committee operates under a written charter that has been adopted by the Board. The charter is reviewed annually for changes, as appropriate. The Audit Committee is responsible for general oversight of Applied’s auditing, accounting and financial reporting processes, system of internal control over financial reporting, and tax, legal, regulatory and ethical compliance. Applied’s management is responsible for: (a) maintaining Applied’s books of account and preparing periodic financial statements based thereon; and (b) maintaining the system of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing Applied’s annual consolidated financial statements.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP (KPMG), together and separately, Applied’s audited consolidated financial statements contained in Applied’s Annual Report on Form 10-K for the 2010 fiscal year.

2.	The Audit Committee has discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to in paragraphs 1-3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Applied’s Annual Report on Form 10-K for fiscal 2010 for filing with the SEC.

The Audit Committee appointed KPMG as Applied’s independent registered public accounting firm for fiscal 2011 and recommends to stockholders that they ratify the appointment of KPMG as Applied’s independent registered public accounting firm for fiscal 2011.

This report is submitted by the Audit Committee.

Dennis D. Powell (Chair)

Susan M. James

Gerhard H. Parker

Robert H. Swan

PRINCIPAL STOCKHOLDERS

The following table shows the number of shares of Applied common stock beneficially owned as of December 31, 2010 by: (1) each person known by Applied to own 5% or more of Applied common stock, (2) each of the directors and director nominees, (3) the principal executive officer, the principal financial officer and each of the next three most highly-compensated executive officers and a former executive officer as required under SEC rules (collectively, the “named executive officers”), and (4) the current directors and executive officers as a group. In general, “beneficial ownership” refers to shares that an entity or individual had the power to vote or the power to dispose of, and shares that such entity or individual had the right to acquire within 60 days after December 31, 2010.

	Shares Beneficially Owned
Name	Number(1)		Percent(2)
Principal Stockholders:
FMR LLC. 82 Devonshire Street Boston, MA 02109	184,224,151	(3)	13.93%

Directors, not including the Chief Executive Officer:
Aart J. de Geus	29,913	(4)	*
Stephen R. Forrest	24,913	(4)	*
Thomas J. Iannotti	92,413	(5)	*
Susan M. James	961		*
Alexander A. Karsner	9,491	(4)	*
Gerhard H. Parker	160,697	(6)	*
Dennis D. Powell	19,868	(7)	*
Willem P. Roelandts	125,993	(8)	*
James E. Rogers	37,000		*
Robert H. Swan	10,845	(9)	*

Named Executive Officers:
Michael R. Splinter	4,029,462	(10)	*
George S. Davis	592,583	(11)	*
Mark R. Pinto	1,034,119	(12)	*
Randhir Thakur	241,902	(13)	*
Joseph G. Flanagan	43,750	(14)	*
Franz Janker	590,187	(15)	*
Current Directors and Executive Officers, as a Group (22 persons)	7,623,918	(16)	*

*	Less than 1%
(1)	Except as otherwise indicated and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of their shares of common stock.
(2)	For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 1,322,872,983 shares of common stock outstanding as of December 31, 2010, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after December 31, 2010.
(3)	The amended Schedule 13G filed with the SEC jointly by FMR LLC and Edward C. Johnson 3d on February 16, 2010 indicates that as of December 31, 2009, both FMR LLC and Mr. Johnson had sole power to direct the disposition of 184,224,151 shares, and FMR LLC had sole voting power of 15,247,116 shares. Of the 184,224,151 shares, Fidelity Magellan Fund was the beneficial owner of 81,454,187 shares and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 168,647,145 shares as a result of acting as investment advisor to various investment companies (the “Funds”), with the power to direct the voting of those shares held by the Board of Trustees of the Funds.

(4)	Includes or consists of 9,491 performance shares that are scheduled to vest within 60 days after December 31, 2010.
(5)	Includes (a) 9,491 performance shares that are scheduled to vest within 60 days after December 31, 2010, and (b) options to purchase 70,000 shares that are exercisable within 60 days after December 31, 2010.
(6)	Includes (a) 9,491 performance shares that are scheduled to vest within 60 days after December 31, 2010, (b) options to purchase 75,000 shares that are exercisable within 60 days after December 31, 2010 and (c) 484 shares held in a family foundation, which is a charitable trust. Dr. Parker disclaims beneficial ownership of the 484 shares held in the family foundation.
(7)	Includes 4,068 performance shares that are scheduled to vest within 60 days after December 31, 2010.
(8)	Includes (a) 4,068 performance shares that are scheduled to vest within 60 days after December 31, 2010, and (b) options to purchase 95,000 shares that are exercisable within 60 days after December 31, 2010.
(9)	Includes 5,423 performance shares that are scheduled to vest within 60 days after December 31, 2010.
(10)	Includes (a) 186,875 shares of restricted stock, (b) options to purchase 3,105,000 shares that are exercisable within 60 days after December 31, 2010, and (c) 300,000 shares held in a family trust.
(11)	Includes (a) 220 shares held in a family trust, and (b) options to purchase 385,000 shares that are exercisable within 60 days after December 31, 2010.
(12)	Includes options to purchase 806,000 shares that are exercisable within 60 days after December 31, 2010.
(13)	Includes options to purchase 200,000 shares that are exercisable within 60 days after December 31, 2010.
(14)	Consists of 43,750 performance shares that are scheduled to vest within 60 days after December 31, 2010.
(15)	Includes options to purchase 510,000 shares that are exercisable within 60 days after December 31, 2010.
(16)	Includes (a) options to purchase 5,620,166 shares that are exercisable within 60 days after December 31, 2010, and (b) 124,764 performance shares that are scheduled to vest within 60 days after December 31, 2010.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the principles of our executive compensation program, how we applied those principles in compensating our most senior officers for fiscal year 2010, and how we use our compensation program to drive performance.

In the CD&A, we first provide an Executive Summary of our executive compensation decisions for fiscal 2010. We then describe the main principles and objectives of our executive compensation program, and how the Human Resources and Compensation Committee (the “Committee”) of our Board oversees our compensation program. We discuss the roles of the Committee’s independent compensation consultant and management in the compensation process and describe how we determine each element of compensation that is paid. The CD&A extensively discusses how we set the challenging performance goals that apply to the largest elements of compensation—annual incentive bonuses and equity incentives. We believe that our actions in fiscal 2010 and in prior years show that we have closely linked pay to performance.

Executive Summary

Overview

The following highlight Applied’s approach to executive pay:

•

Pay for Performance:    We seek to pay for performance, and we believe our record for the past five years shows that we have accomplished this goal. The following graph shows the strong correlation between Applied’s annual revenue and net income and the compensation we paid to our CEO during the last five fiscal years:

*	Total compensation consists of base salary, annual incentive bonus, grant date fair values of equity awards (not cash actually received), and all other compensation as reported in the Summary Compensation Table.

•

Significant Majority of Executive Officer Pay Tied to Performance:    Our compensation program has three primary elements: base salary, annual performance-based incentives, and performance-based equity incentives. The performance-based incentives constitute by far the largest portion of potential compensation for the officers named in the Summary Compensation Table in this Proxy Statement (our “named executive officers” or “NEOs”):

*	This 12% number includes certain one-time items for relocation and termination benefits that are not part of all other NEOs’ ongoing compensation. These one-time items related to one executive officer’s hiring and another executive officer’s retirement. If these one-time items are excluded from “All Other Compensation,” the chart would read as follows: All Other Compensation—1.4%; Base Salary—12%; Incentive Compensation—25%; and Equity Awards—62%.

•	Limited All Other Compensation: In line with our pay for performance philosophy, we have:

•	No guaranteed bonuses;

•	No executive perquisites such as club memberships, financial planning assistance, or car allowances;

•	No Company-paid personal travel; and

•	No executive retirement plans.

Fiscal 2010 Highlights

During fiscal 2010, Applied’s new orders more than doubled to $10.2 billion, from $4.1 billion for fiscal 2009. Net sales increased to $9.5 billion – the third highest level in Company history – compared to $5.0 billion in fiscal 2009, driven by a recovery in semiconductor and display equipment, continued growth in solar and market share gains. Operating profit was $1.4 billion, and net income was $938 million or $0.70 per share. During the year Applied generated $1.7 billion in cash from operations, invested more than $1.1 billion in research and development, bought back $350 million in shares through its stock repurchase program, increased the quarterly dividend rate by 17 percent, and ended the year with $3.9 billion in cash and investments.

Applied has four reportable segments: Silicon Systems Group (“SSG”), Applied Global Services (“AGS”), Display, and Energy and Environmental Solutions (“EES”). For fiscal 2010, SSG new orders increased to $5.8 billion from $1.7 billion in fiscal 2009, net sales increased to $5.3 billion from $2.0 billion in fiscal 2009, and operating income increased to $1.9 billion from $201 million in fiscal 2009. AGS new orders increased to $2.2 billion from $1.2 billion in fiscal 2009, and net sales increased to $1.9 billion from $1.4 billion in fiscal 2009. Display new orders increased to $799 million from $287 million in fiscal 2009, and net sales rebounded to

$899 million from $502 million in fiscal 2009. EES new orders increased to $1.5 billion from $955 million in fiscal 2009, and net sales also grew to $1.5 billion from $1.2 billion in fiscal 2009.

During the year, we restructured the EES group to improve profitability and discontinued sales to new customers of our fully-integrated thin film solar production line in order to focus on our rapidly-growing crystalline silicon solar equipment business. This action was in response to adverse market conditions for thin film solar, including delays in utility-scale solar adoption, solar panel manufacturers’ challenges in obtaining affordable capital, changes and uncertainty in government renewable energy policies, and competitive pressure from c-Si solar technologies. In fiscal 2010, we incurred charges totaling $486 million associated with EES inventory and restructuring. Also in fiscal 2010, Applied incurred charges totaling $84 million associated with a restructuring program to reduce our global workforce as of October 25, 2009, by approximately 1,000 positions over a period of 18 months. Results for fiscal 2009 included restructuring and asset-impairment charges totaling $158 million.

The following table presents certain significant measurements for the past two fiscal years:

	Fiscal 2010	Fiscal 2009	Change Fiscal 2010 over Fiscal 2009
	In millions, except percentages and per share amounts
New orders	$10,249	$4,097	$6,152
Net sales	$9,549	$5,014	$4,535
Gross margin	$3,715	$1,431	$2,284
Gross margin percent	39%	29%	10 points
Operating income (loss)	$1,384	$(394)	$1,778
Operating margin percent	14%	(8)%	22 points
Net income (loss)	$938	$(305)	$1,243
Earnings (loss) per share	$0.70	$(0.23)	$0.93

Applied’s goals for fiscal 2010 consisted of the following: capitalize on the recovery in our markets, gain share in our core businesses, and achieve a new level of operating performance and profitability. We delivered in all three of these areas. We took advantage of the recovery in the semiconductor and display equipment markets, which led to revenue growth and a projected 2 points of market share gain in semiconductor wafer fab equipment. We took actions to reposition our solar business in the marketplace. In addition, we made operational improvements throughout the organization that make Applied more efficient and profitable. These changes included opening new operations centers in Singapore and Taiwan that are already improving customer delivery performance and gross margins.

In line with our pay for performance policy, we took the very positive year-over-year performance into account in making our compensation decisions for fiscal 2010, as follows:

•

Limited Adjustments to Base Salary:    we restored the base salaries of our NEOs to the levels in effect before the aggregate 20% reductions that were applied in fiscal 2009 and earlier, but otherwise increased NEO salaries only to recognize promotions;

•

Pay for Performance:    we paid bonuses for the achievement of high levels of adjusted operating profit and strong earnings per share and for meeting the other performance goals set by the Committee for fiscal 2010; and

•

Performance-based Equity:    we granted equity awards to our NEOs that are 100% performance-based (other than a single, time-based, new-hire award) that could become eligible to vest only if Applied achieves positive adjusted operating profit that compares favorably with our peer group.

Even with Applied’s strong financial results in fiscal 2010 (as discussed above), only 40% of the performance-based equity awards that were granted in fiscal 2010 became eligible to vest, due to the challenging nature of the performance goals. Moreover, these awards are subject to additional time-based vesting requirements after the performance goals are achieved.

Other highlights of our compensation practices in fiscal 2010 include:

•	Clawback Policy: we adopted a clawback policy under which NEOs may be required to return incentive compensation payments to Applied if our financial statements are restated; and

•

Net Burn Rate:    we continued to manage our equity compensation program conservatively, with a net “burn” rate of -0.3% for fiscal 2010 (net “burn” rate is the number of equity awards granted, reduced by forfeitures and cancellations, as a percentage of our total outstanding shares).

In contrast, during fiscal 2009, deteriorating global economic conditions, turmoil in financial markets and industry downturns led us to severely reduce NEO compensation by:

•	reducing NEO base salaries by an aggregate of 20% for each NEO to better align executive compensation with Applied’s other cost-reduction activities;

•	not paying bonuses to any NEO for fiscal 2009 in light of difficult global economic and industry conditions and to better align executive compensation with Applied’s overall financial performance; and

•

using stock options as the equity incentive vehicle for the NEOs in fiscal 2009, reflecting the difficulty in establishing meaningful performance expectations as a result of the global economic uncertainty at the time.

In addition, no performance-based equity awards that were granted in previous years were eligible to vest for fiscal 2009 because the applicable performance goals were not achieved.

For fiscal 2011, we will continue our strong pay for performance practices:

•	total NEO pay will continue to be heavily weighted to performance-based incentives;

•

all equity grants to NEOs are 100% performance-based and become eligible to vest only upon the achievement of positive adjusted operating profit that compares favorably with our peer group. In addition, even if the performance goals are achieved, these grants will be subject to additional time-based vesting requirements; and

•

the percentage of grants that may vest is conditioned on achievement of specified performance relative to our peer group, although the Committee revised performance requirements for fiscal 2011 grants, reducing the level of relative performance required for 100% of shares to become eligible for vesting (from 75th to 65th percentile of our peer group) and the minimum requirement for partial vesting (from 50th to 40th percentile). These performance requirements were changed in order to: (i) motivate our NEOs to achieve excellent financial results in a dynamic, challenging environment, (ii) improve the retention value of equity awards for our NEOs, especially in light of other companies’ competitive hiring practices, and (iii) align our targets with the changes in Applied’s product mix related to EES that are intended to enhance the Company’s long-term growth opportunities.

Details about these actions and the reasons behind them are described below under “Base Salaries,” “Fiscal 2010 and Fiscal 2011 Incentive Bonuses” and “Fiscal 2010 and Fiscal 2011 Equity Awards,” respectively, as well as “Additional Information Regarding NEO Compensation.”

The NEOs discussed in this CD&A are:

•	Michael R. Splinter, Chairman of the Board, President and Chief Executive Officer (“CEO”)

•	George S. Davis, Executive Vice President, Chief Financial Officer

•	Mark R. Pinto, Executive Vice President, General Manager Energy and Environmental Solutions and Display

•	Randhir Thakur, Executive Vice President, General Manager Silicon Systems Group

•	Joseph G. Flanagan, Senior Vice President of Worldwide Operations and Supply Chain

Mr. Flanagan joined Applied in fiscal 2010 and his overall compensation for the year included hiring and retention incentives, as well reimbursement of costs associated with relocating him and his family from the United States to Singapore, the site of Applied’s new Singapore Operations Center. In addition, Franz Janker, Applied’s former Executive Vice President, Corporate Account Management, who retired in July 2010, is considered a named executive officer for fiscal 2010 under SEC rules.

Overview of Compensation Program and Philosophy

Our executive compensation program has three principal objectives:

(1) attract, reward and retain highly talented officers and other key employees;

(2) motivate these individuals to achieve short-term and long-term goals that enhance stockholder value; and

(3) support Applied’s core values and culture.

We seek to achieve these objectives by:

•	providing compensation that is competitive with the practices of other leading, high technology companies; and

•	linking rewards to business and individual performance by:

•	setting challenging performance goals for our officers and other key employees;

•	providing short-term and long-term incentives for achieving these goals; and

•	providing equity incentives that motivate our officers and key employees to increase long-term stockholder value while aligning with stockholders’ interests.

The Committee uses these principles to determine base salaries, short-term incentives (bonuses) and long-term incentives (equity). The Committee also considers Applied’s business objectives, corporate considerations (including internal equity and affordability), competitive practices and trends, regulatory requirements, and the skills and experience of the executive. We used these principles throughout fiscal 2010 and currently expect to use them for the foreseeable future.

Role and Authority of the Human Resources and Compensation Committee

The Committee operates under a written charter approved by the Board that specifies the Committee’s duties and responsibilities (available on Applied’s website at www.appliedmaterials.com/investors/corporate-governance/hr-compensation-committee). Under this charter, the Committee oversees our executive compensation program and reviews and approves the compensation philosophy for all of our employees. The Committee reviews and approves the compensation of members of the Board and the principal elements of total compensation (including any employment, severance and/or change in control arrangements) for Applied’s NEOs and other executive officers. The Committee also oversees Applied’s strategic human resources programs, including executive development and succession planning, major employee benefit plans, and equity compensation plans.

The Committee’s members all are independent members of the Board, as determined under Nasdaq, SEC, and Internal Revenue Code (“Code”) rules. The Committee may delegate any of its responsibilities to subcommittees. See “Board and Committee Meetings” for more information about the Committee.

Role of Compensation Consultant

The Committee has the power to engage independent advisors to assist the Committee in carrying out its responsibilities. For fiscal 2010, the Committee continued to engage Semler Brossy Consulting Group (“Semler

Brossy”) as its independent executive compensation consultant. Semler Brossy is independent from Applied, has not provided any services to Applied other than to the Committee, and receives compensation from Applied only for services provided to the Committee. Semler Brossy reports directly to the Committee and not to management.

Semler Brossy reviews and advises on all principal aspects of the executive compensation program. Its main responsibilities are to:

•	provide recommendations regarding the composition of our peer group (see below);

•	analyze peer group proxy statements, compensation survey data, and other publicly available data (including applying its experience with other companies);

•	review and advise on executive total compensation, including base salaries, short- and long-term incentives, associated performance goals, and severance arrangements, if any;

•	advise on industry trends in executive compensation;

•	advise on aligning pay and performance; and

•	perform special projects for the Committee, including benchmarking and advising on suggested practices for compensation committees.

The Committee typically asks Semler Brossy to attend the Committee’s regular meetings and many of the Committee’s special meetings, including executive sessions of the Committee at which management is not present. Semler Brossy communicates regularly with the Committee’s Chair outside of Committee meetings. Semler Brossy also meets with management from time to time to gather information and review proposals. Semler Brossy is expected to remain as the Committee’s independent consultant until determined otherwise by the Committee or Semler Brossy.

Role of Executive Officers and Management in Compensation Decisions

The Committee typically invites Mr. Splinter, and/or other executives, including the heads of Global Human Resources and Global Rewards, to attend its meetings and also regularly holds executive sessions without management present. Mr. Splinter, together with the Committee, assesses the performance of our executive officers. Mr. Splinter consults with other members of management and then makes recommendations to the Committee regarding base salaries, bonus targets and actual payments, performance goals and weightings, and equity compensation awards for executive officers. The Committee can reject these recommendations or accept them (with or without modifications). The Committee generally considers input from its consultant before making major decisions. The Committee typically discusses proposals for Mr. Splinter’s compensation package with him but always makes decisions regarding his compensation when he is not present.

In formulating its compensation recommendations for fiscal 2010 and fiscal 2011, management considered compensation data primarily from Radford Survey + Consulting and Towers Watson professional surveys, as well as publicly available information about the peer group that was provided by Semler Brossy and/or management. During fiscal 2010, in determining Mr. Flanagan’s new hire offer, the Committee considered the Radford Global Technology Survey and Towers Watson 2010 CBD General Industry Executive Compensation Survey, as well as his compensation package with his prior employer, but not specific peer group data.

Elements of Compensation

Base salary, annual incentive bonuses, and equity incentives comprise the primary elements of our compensation program. Other elements of compensation include a 401(k) retirement savings plan, deferred compensation benefits, and other benefits programs that are generally available to all employees. These primary elements were chosen after considering a number of factors, including competitive pay practices in our peer group and the desire to drive continuous improvement in operational and financial performance. Each primary element supports one or more of the principal objectives of our compensation philosophy. The Committee regularly reviews and assesses these elements.

In setting compensation levels for each NEO, the Committee considers each element of compensation, the compensation package as a whole, and the executive’s achievements and expected future contributions to our business. For fiscal 2010, the Committee continued to review comprehensive total compensation tally sheets that set forth total compensation estimates for the NEOs over the next seven years. These tally sheets included information on salary and bonus, plus the accumulated equity, retirement and deferred compensation wealth for the NEOs, together with forecasts of any compensation due upon termination of employment. The Committee and management use the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation. The Committee expects to review tally sheets for fiscal 2011 as well.

Peer Group Companies for Fiscal 2010

The Committee compares our executive compensation program, including base salary, total cash compensation and equity awards, with compensation paid by a peer group consisting of a broad range of high technology companies with which Applied typically competes for executive talent. For fiscal 2010, the Committee used the following peer group:

Advanced Micro Devices, Inc.	Harris Corporation	NetApp, Inc.

The AES Corporation	Intel Corporation	Qualcomm Inc.

Agilent Technologies, Inc.	Juniper Networks, Inc.	SanDisk Corporation

Apple Inc.	KLA-Tencor Corporation	Seagate Technology

Broadcom Corporation	Lam Research Corporation	SunPower Corporation

Corning Inc.	Micron Technology, Inc.	Texas Instruments Inc.

EMC Corporation	Motorola, Inc.	Western Digital Corporation

First Solar, Inc.

In assembling the fiscal 2010 peer group, the Committee considered companies that met the following criteria: (1) technology companies with manufacturing operations; (2) companies whose revenues were approximately one-half to two times that of Applied; (3) companies with global operations that disclose executive compensation under SEC rules; (4) companies that compete with Applied for key talent, including in Applied’s new and emerging businesses; and (5) companies based in the U.S. with significant levels of resources dedicated to research and development as a percentage of revenue. The companies above met most of these criteria; in addition, certain of the companies were among Applied’s principal U.S. competitors or Applied’s top U.S. customers. The Committee generally intends to continue using this peer group for fiscal 2011 but will make changes as needed to reflect mergers, split-ups, spin-offs, or other significant corporate transactions involving the peer group companies.

Data gathered on the peer group includes base salary, bonus, targeted cash compensation, equity awards and total direct compensation. Deferred compensation plans and other benefits generally are not considered. The data is gathered from the sources described in “Role of Executive Officers and Management in Compensation Decisions” above.

Total Direct Compensation

In fiscal 2010, we evaluated the total direct compensation (cash compensation plus equity) of each NEO. We targeted a range of the 50th to the 75th percentile of Applied’s peer group for each NEO’s total direct compensation. Targeting a percentile range allows the Committee to meet our objectives while retaining flexibility to tailor compensation based on individual circumstances. For both cash compensation and equity incentives, the Committee may vary from the targeted range depending on the NEO’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions. Assessments of job performance of NEOs other than Mr. Splinter generally are based on Mr. Splinter’s determination of that NEO’s achievement of stated business goals, as well as Mr. Splinter’s subjective evaluation of the NEO’s contributions, leadership abilities, demonstration of Applied’s core values, skills, and future potential. In assessing Mr. Splinter’s job performance, the Committee considers similar factors. Actual pay results may be outside of this targeted range due to the performance of the NEO and/or Applied, as performance-driven incentive compensation comprises the largest part of our compensation program. For fiscal 2011, we generally are positioning total direct compensation at approximately the 50th to the 75th percentile of the peer group, but each individual element of compensation varies and is not necessarily targeted to a percentile range.

Total Cash Compensation: Base Salaries and Annual Incentive Bonus Opportunities

Base salaries and bonus opportunities are designed to attract, motivate and retain executive talent. At the beginning of each fiscal year, the Committee determines each officer’s targeted total cash compensation (salary plus bonus payable at 100% achievement of performance goals, which we refer to as “projected full bonus”). For fiscal 2010, Applied targeted a range of the 50th to the 75th percentile of Applied’s peer group for base salaries and total cash compensation. Total cash compensation was targeted at this range to assist us in attracting and retaining key talent and offering a competitive total cash compensation opportunity.

Base Salaries

Base salaries are intended to reward executives on a day-to-day basis for their time, services and experience. Beginning in fiscal 2008 and continuing through fiscal 2009, the base salaries of our NEOs were reduced (eventually by an aggregate of 20%) to align with cost-cutting measures that affected Applied’s other employees. These base salary reductions were intended as a temporary measure. By the last quarter of fiscal 2009, Applied had increased net sales and profitability in our semiconductor business, and financial performance had improved in key segments. This improved business outlook led the Committee, after consultation with management, to lift the salary reductions and to return the NEOs’ base salaries for fiscal 2010 to fiscal 2008 levels.

Other than ending the salary reductions, the Committee did not change fiscal 2010 base salaries for Mr. Splinter or Mr. Janker. The Committee determined that a cautious approach with respect to base salaries was appropriate after considering Applied’s ongoing cost reduction efforts and our actual pay positioning against the peer group and anticipated changes in the market. Mr. Davis, Dr. Pinto and Dr. Thakur received base salary increases for fiscal 2010 due to their respective new and greater responsibilities associated with being promoted to the level of Executive Vice President. Mr. Flanagan joined Applied in February 2010. In determining Mr. Flanagan’s compensation at the time of his hire, the Committee considered internal equity among other executives and market data at the 50th and 75th percentiles of the Radford Global Technology Survey and Towers Watson 2010 CBD General Industry Executive Compensation Survey. Mr. Flanagan’s base salary has not changed since his hire date. No changes have been made to NEO base salaries for fiscal 2011. Please see the Summary Compensation Table for the base salaries paid to our NEOs for fiscal 2010, and see “Additional Information Regarding NEO Compensation” below for more information on base salaries of our NEOs.

Annual Incentive Bonus Opportunities – Background and Process

Senior Executive Bonus Plan.    The Senior Executive Bonus Plan (the “Bonus Plan”) is a stockholder-approved annual bonus program for certain senior executives, including our NEOs. The Bonus Plan is intended to encourage and reward achievement of Applied’s business goals and to attract and retain highly talented individuals. Bonuses under the Bonus Plan are paid only to the extent that performance goals actually are achieved. As described below, the performance goals are set by the Committee for the fiscal year from the goals listed under the Bonus Plan.

For fiscal 2010 and fiscal 2011, Mr. Splinter consulted with management and then recommended to the Committee projected full bonus amounts (as described above), expressed as a percentage of base salary, for each of the NEOs. In making these recommendations, Mr. Splinter relied on a variety of factors, including publicly available data and market survey data as described above, as well as his assessment of individual performance, overall economic and business conditions, and current and anticipated contributions by each NEO. For fiscal 2010, the recommendations were consistent with targeting total cash compensation approximately at or somewhat above the 50th to the 75th percentile of the peer group. Please see “Additional Information Regarding NEO Compensation” below for more information.

Process for Determining Fiscal 2010 and Fiscal 2011 Performance Goals and their Weightings.    In developing the performance goals and their weightings (as described below), management analyzed the relative importance of each goal to Applied’s business strategy, whether a particular goal was appropriate for a specific NEO, and the anticipated difficulty of achieving the goals in the aggregate. The individual goals for Mr. Splinter were developed first, and the other NEOs’ individual goals were then set to support the goals of the Company and Mr. Splinter’s individual goals and/or to further the key objectives for their respective areas of responsibility. The Committee considered management’s recommendations in determining the performance goals, weightings and maximum and projected full bonuses for each NEO. The Committee provided input on the performance goals and weightings initially proposed by management. The Committee’s feedback was incorporated into the final performance goals and weightings that subsequently were presented to, and approved by, the Committee.

Fiscal 2010 and Fiscal 2011 Incentive Bonuses

Fiscal 2010 and Fiscal 2011 Performance Goals under the Bonus Plan.    For fiscal 2010 and fiscal 2011, the Committee chose the achievement of adjusted operating profit as the initial performance goal under the Bonus Plan. Additional secondary performance goals apply if, and only if, the initial performance goal is met. “Adjusted operating profit” for purposes of the Bonus Plan is a non-GAAP measure that is adjusted to exclude certain non-recurring and non-cash items. The Committee uses this non-GAAP measure to evaluate Applied’s operating and financial performance in light of business objectives. Positive adjusted operating profit must be achieved for any bonus to be paid under the Bonus Plan. The level of adjusted operating profit determines the maximum bonuses that potentially become available. The maximum bonus payable for each NEO is the lowest of: (1) $5 million, (2) 3x the projected full bonus, and (3) 0.4% of adjusted operating profit for each NEO other than Mr. Splinter, for whom this maximum is 0.8% of adjusted operating profit.

At the time the performance goals were set, we expected that each NEO’s actual fiscal year bonus would be substantially lower than the maximum payment permitted under the Bonus Plan. In particular, the secondary performance goals are intended to reduce the bonus amount from the maximum available. Even if the performance goals are fully achieved, the Committee has discretion to decrease (but not increase) bonuses under the Bonus Plan. The Committee believes that this dual-level performance framework appropriately emphasizes adjusted operating profit, which is one of our most important measures of financial performance and helps to ensure the affordability of the Bonus Plan. This framework also provides the Committee with necessary flexibility to focus on other secondary, but still key, business imperatives. A secondary performance goal that must be met in order for any bonus to become payable for fiscal 2010 and fiscal 2011 is that Applied must achieve positive adjusted earnings per share (“adjusted EPS,” which is a non-GAAP measure and excludes certain items deemed to be non-recurring). A portion of the Company-wide bonus pool is allocated to each segment or corporate function depending on their respective performance versus goals approved by the Committee.

Fiscal 2010 Secondary Performance Goals under the Bonus Plan.    The Committee chose secondary performance goals and their respective weightings for fiscal 2010 that reflected the scope of each NEO’s role and responsibilities and Applied’s overall business goals. The Committee determined that Company-wide goals, including adjusted EPS, were appropriate for Mr. Splinter and Mr. Davis due to the enterprise-wide nature of their responsibilities. For the other NEOs, in addition to adjusted EPS, business unit-specific and executive scorecard (as described below) objectives were used to reflect both their influence over Applied’s overall performance and their individual business units. This approach was consistent with prior practice.

For fiscal 2010, the Committee continued to use an executive scorecard for NEOs other than Mr. Splinter and Mr. Davis (although goals for Mr. Splinter and Mr. Davis were similar in important respects to those set forth in the scorecard). The executive scorecard reflected Applied’s current business strategy, areas of emphasis, and Company-wide and business unit-specific strategic and financial goals for fiscal 2010. The executive scorecard consisted of objectives in three principal categories: (1) develop new products in EES, Display and SSG, with specific objectives relating to introductions into new markets, revenue, bookings, and/or customer wins; (2) establish solar market leadership, with specific objectives relating to product development, efficiency, and market share; and (3) increase share of the semiconductor equipment and services market, with specific objectives relating to market share and increased service revenue in a particular geographic region.

The following table shows fiscal 2010 secondary performance goals and their relative weightings for each NEO:

Fiscal 2010 Secondary Performance Goals and their Relative Weightings

Named Executive Officer	Fiscal 2010 Secondary Performance Goals (and Relative Weightings)
Michael R. Splinter

(1) Achieve the fiscal 2010 adjusted EPS goal (weighted at 50%);

(2) Achieve objectives relating to product development, entry into new markets and return on research and development investments for SSG, Display and EES (collectively weighted at 12.5%);

(3) Achieve objectives relating to market leadership, growth and profitability of AGS and growth of SSG market share (collectively weighted at 25%); and

(4) Achieve strategic objectives relating to succession planning, leadership development, and Company-wide talent management program (collectively weighted at 12.5%).

George S. Davis

(1) Achieve the fiscal 2010 adjusted EPS goal (weighted at 50%);

(2) Achieve objectives relating to product development, entry into new markets and return on research and development investments for SSG, Display and EES (collectively weighted at 10%);

(3) Achieve objectives relating to market leadership, growth and profitability of AGS and growth of SSG market share (collectively weighted at 20%);

(4) Achieve strategic objectives relating to Company-wide and department-specific succession planning, leadership development, and talent management program; and outsourcing initiatives for finance and administrative activities (collectively weighted at 20%).

Mark R. Pinto

(1) Achieve the fiscal 2010 adjusted EPS goal and objectives for EES and Display segments relating to adjusted operating profit and revenue for EES and Display (scaled quarterly), solar product development and efficiency, market share for solar and Display products, and solar and Display customer wins (collectively weighted at 80%); and

(2) Achieve executive scorecard objectives (weighted at 20%).

Randhir Thakur

(1) Achieve the fiscal 2010 adjusted EPS goal and objectives for SSG relating to adjusted operating profit and revenue for SSG (scaled quarterly), development and efficiency of SSG products, market share growth, and customer wins in Etch, dielectric systems and modules and chemical mechanical planarization (collectively weighted at 80%);

(2) Achieve executive scorecard objectives (weighted at 20%).

Named Executive Officer	Fiscal 2010 Secondary Performance Goals (and Relative Weightings)
Joseph G. Flanagan

(1) Achieve the fiscal 2010 adjusted EPS goal and objectives for global operations relating to the creation of an integrated operations and supply chain organization, organizational structure and strategy, leadership development, financial analysis planning, efficiency and operation (collectively weighted at 80%)

(2) Achieve executive scorecard objectives (weighted at 20%).

Franz Janker

(1) Achieve the fiscal 2010 adjusted EPS goal and objectives relating to strategic customers, customer relationship initiatives, and development of customer relationship capabilities and resources (weighted at 80%); and

(2) Achieve executive scorecard objectives (weighted at 20%).

Determining Actual Fiscal 2010 Bonuses.    In the first quarter of fiscal 2011, the Committee compared Applied’s actual performance to the targeted performance for fiscal 2010, and potential bonus payments were calculated under the applicable formula. In order for a bonus to be paid for fiscal 2010 under the Bonus Plan, positive adjusted operating profit must have been achieved. Applied achieved a strong operating profit of $1.4 billion in fiscal 2010. The Committee then excluded certain inventory-related charges and restructuring charges related to our thin film solar manufacturing business taken in fiscal 2010, which the Committee deemed to be non-recurring. The Bonus Plan specifically provides for the exclusion of non-recurring charges, and the Committee believed these specific fiscal 2010 adjustments were appropriate in light of the unusual global economic and market conditions that precipitated the restructuring, an action that is expected to benefit Applied and its stockholders in the long term.

The Committee then analyzed achievement of adjusted EPS and other secondary performance goals. Each NEO had a secondary performance goal that required achievement of positive fiscal 2010 adjusted EPS. Actual adjusted EPS was determined to be $1.03, which was one of the non-GAAP EPS measures reported in our earnings release for the last quarter of fiscal 2010.1 This number excluded restructuring asset impairment and acquisition-related charges, as well as certain inventory charges related to our thin film solar manufacturing business. This actual adjusted EPS of $1.03 would have resulted in a multiplier of 2.4x for funding the bonus pool, which the Committee in its sole discretion reduced to 2x. (An adjusted EPS target of $0.53 to $0.57 would have funded a 1x bonus pool under the Bonus Plan. Adjusted EPS results above or below this range would have increased or decreased the bonus pool. Achievement of adjusted EPS at $0.85 or greater would have resulted in a bonus pool multiplier greater than 2x under the Bonus Plan.)

(1)	The following is a reconciliation of fiscal 2010 GAAP EPS to actual adjusted EPS (reflects rounding effect).

Reported net income per diluted share (GAAP basis) for the fiscal year ended October 31, 2010	$0.70
Certain items associated with acquisitions *	0.05
Semitool deal cost	0.01
Restructuring charges and asset impairments **	0.12
Non-GAAP net income per diluted share	$0.88
EES inventory-related charges***	0.16
Non-GAAP net income per diluted share adjusted for EES inventory-related charges—“Actual adjusted EPS”	$1.03

*	Per share amount reflects the after-tax effect of incremental charges attributable to acquisitions of $91 million, consisting of inventory fair value adjustments on products sold and amortization of purchased intangible assets.
**	Per share amount reflects the after-tax effect of (i) asset impairment charges of $108 million and restructuring charges of $45 million associated with the EES restructuring plan announced on July 21, 2010; (ii) restructuring charges of $84 million associated with the restructuring plan announced on November 11, 2009; and (iii) asset impairment charges of $9 million related to a facility held for sale.
***	Per share amount reflects the after-tax effect of EES inventory-related charges of $330 million.

Analyzing each NEO’s performance versus additional individual goals, the Committee determined that Mr. Splinter and Mr. Davis fully achieved or exceeded the vast majority of their performance goals, partially achieved some goals, and did not achieve a few goals related to the development of certain new products and entry into certain new markets. Dr. Pinto fully achieved some performance goals, partially achieved other performance goals, and did not achieve some of his goals for solar product development and solar customer wins. Dr. Thakur exceeded or achieved the vast majority of his performance goals. Mr. Flanagan achieved his performance goals. In determining bonus amounts for Dr. Pinto and Dr. Thakur, the Committee recognized the significant contributions of the business units they led to Applied’s overall strong performance in fiscal 2010 and to the Company’s anticipated future growth. The Committee took these significant contributions and internal equity considerations into account to arrive at what they believed to be appropriate bonus amounts for Dr. Pinto and Dr. Thakur. Mr. Janker retired in July 2010 and therefore was not eligible to receive a bonus under the Bonus Plan.

The potential bonus opportunity approved by the Committee for fiscal 2010, the resulting maximum eligible bonus amount for fiscal 2010 based upon achievement of adjusted operating profit, and the actual fiscal 2010 bonus amount approved by the Committee were as follows:

Name	Projected Full Bonus (% of base salary)	Bonus Range (% of base salary)	Maximum Eligible Bonus Amount at Fiscal Year End ($)	Actual Bonus Amount Paid ($)
Michael R. Splinter	175%	0% to 525%	$5,000,000	$3,400,000
George S. Davis	125%	0% to 375%	$2,156,250	$1,500,000
Mark R. Pinto	125%	0% to 375%	$2,156,250	$1,400,000
Randhir Thakur	125%	0% to 375%	$2,156,250	$1,600,000
Joseph G. Flanagan(1)	100%	0% to 300%	$1,050,000	$700,000
Franz Janker(2)	125%	0% to 375%	$0	$0

(1)	Mr. Flanagan’s maximum eligible bonus amount and actual bonus amount paid were prorated based on his hire date in February 2010.
(2)	Mr. Janker retired in July 2010 and therefore was not eligible to receive a bonus under the Bonus Plan.

Please see “Additional Information Regarding NEO Compensation” below for more information on fiscal 2010 bonuses for our NEOs.

Fiscal 2011 Secondary Performance Goals under the Bonus Plan.    In December 2010, the Committee chose the fiscal 2011 initial performance goal of positive adjusted operating profit (as described above) as well as secondary performance goals and their respective weightings. The secondary performance goals and weightings reflect the scope of each NEO’s role and responsibilities and Applied’s overall business goals. The Committee determined that certain Company-wide goals are appropriate for Mr. Splinter and Mr. Davis due to the enterprise-wide nature of their responsibilities. For the other NEOs, business unit-specific objectives are used to reflect both their influence over the Company’s overall performance and their individual business units. This approach is similar to prior practice.

The overall bonus pool is determined by profitability as measured by adjusted EPS. Each NEO has financial objectives that contribute to driving improved profitability. The size of the corporate bonus pool will increase if fiscal 2011 adjusted EPS increases above the required minimum level. A portion of the corporate bonus pool is then allocated to each business segment or corporate function depending on that organization’s overall performance.

For fiscal 2011, the Committee will continue to use secondary performance goals as indicators of overall performance for each of the NEOs. This assessment, along with other factors will be used to judge an individual NEO’s bonus amount higher or lower relative to the overall corporate bonus pool established by the final adjusted EPS.

The following table shows fiscal 2011 secondary performance goals and their relative weightings for each NEO:

Fiscal 2011 Secondary Performance Goals and their Relative Weightings

Named Executive Officer	Fiscal 2011 Secondary Performance Goals (and Relative Weightings)
Michael R. Splinter

(1) Achieve the fiscal 2011 adjusted EPS goal (weighted at 50%);

(2) Achieve objectives relating to market share growth for certain business units and entry into new markets (collectively weighted at 10%);

(3) Achieve objectives relating to growth and increased profitability of certain business units (collectively weighted at 20%);

(4) Achieve objectives relating to further improvements in global operations organization and employee engagement and leadership and career development (weighted at 10%); and

(5) Achieve certain levels of employee engagement and prepare organization for next phase of growth (weighted at 10%).

George S. Davis

(1) Achieve the fiscal 2011 adjusted EPS goal (weighted at 50%);

(2) Support the Chief Executive Officer in the achievement of his objectives (weighted at 20%);

(3) Achieve objectives relating to mergers and acquisition strategy, organization and integration (weighted at 15%); and

(4) Achieve objectives relating to financial performance, Global Information Systems and corporate relations (collectively weighted at 15%).

Mark R. Pinto

(1) Achieve objectives for EES and Display relating to market share growth, new products, cost reduction, efficiency, customer satisfaction, and employee engagement (collectively weighted at 50%); and

(2) Achieve objectives for EES and Display relating to revenue, adjusted operating profit and cash flow (scaled quarterly) (weighted at 50%).

Randhir Thakur

(1) Achieve objectives for SSG relating to market share growth, customer satisfaction, and employee engagement (collectively weighted at 50%); and

(2) Achieve objectives for SSG relating to revenue, adjusted operating profit and cash flow (scaled quarterly) (weighted at 50%).

Joseph G. Flanagan

(1) Achieve objectives for global operations relating to manufacturing cost reduction, operational efficiencies, improved business process, other cost reductions, organizational and leadership development and employee engagement (collectively weighted at 70%); and

(2) Achieve the fiscal 2011 adjusted EPS goal (weighted at 30%).

Likelihood of Achievement.    Management and the Committee considered the likelihood of achievement when recommending and approving, respectively, the performance goals and the maximum and projected full bonuses for fiscal 2011, but did not undertake a detailed statistical analysis of the difficulty of achievement of each separate measure. When it set adjusted operating profit as the initial goal, the Committee believed that this goal was appropriate because adjusted operating profit continues to be one of our most significant measures of performance. If positive adjusted operating profit is achieved, the maximum bonuses that potentially become available are calculated based on the actual level of adjusted operating profit, but we expect that the secondary goals will be applied to reduce actual bonuses from the maximum permitted.

The Committee expected that it would be difficult to achieve fiscal 2011 secondary performance goals at the 100% level, especially in light of the continuing challenges presented by the uncertain macroeconomic environment, including financial crises and deficits affecting various countries, as well as persistent concerns regarding financial markets, employment levels, and business and consumer spending. In addition, Applied faces risks and challenges related to, among other things, ongoing changes in the industries in which it operates, the highly competitive environment and the need to continually innovate and develop new products and markets, customer consolidation and concentration in the semiconductor and display industries, changes in government policies and incentives, and the global nature of its business and operations. These and other factors are continuing to impact the highly cyclical markets in which Applied operates. While Applied achieved substantially higher revenue and profitability in fiscal 2010 over fiscal 2009, continued improvement in the capital equipment sector will depend on increased demand in customers’ end markets sufficient to support factories running at higher utilization and to encourage customers’ investments in new capacity and advanced technologies. Although Applied currently expects many of the fundamental drivers of fiscal 2010 results to remain in place in fiscal 2011, the adverse conditions discussed above and continued uncertainty about future economic and industry conditions make it challenging for Applied to forecast its operating results, particularly for the second half of the year. In this environment, the Committee believed that achievement of the secondary performance goals at the 100% level would require outstanding performance from management and sustained improvement of macroeconomic and industry conditions.

The projected full bonus opportunity as a percentage of base salary for each NEO participating in the Bonus Plan for fiscal 2011 is as follows:

Name	Projected Full Bonus (% of base salary)	Bonus Range (% of base salary)
Michael R. Splinter	175%	0% to 525%
George S. Davis	135%	0% to 405%
Mark R. Pinto	135%	0% to 405%
Randhir Thakur	135%	0% to 405%
Joseph G. Flanagan	115%	0% to 345%

Long-Term Equity Incentive Compensation

Applied’s equity programs are intended to provide a long-term incentive to help (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests. We provide this incentive through grants of performance shares (also referred to as “restricted stock units” or “stock awards”), restricted stock, and/or stock options that generally vest over several years. Applied’s equity program is intended to motivate our officers and other employees to maximize long-term stockholder value.

When Awards are Granted.    The Committee grants equity awards to NEOs under our stockholder-approved Employee Stock Incentive Plan at Committee meetings or by unanimous written consent. Grants become effective on the date of approval (which, if approved by unanimous written consent, is the date the last Committee member’s signature is obtained) or on a predetermined future date. In fiscal 2010, NEOs received a grant of equity awards only at the Committee’s January 2010 meeting. All stock options have a per-share exercise price at least equal to the fair market value of Applied’s common stock on the grant date.

The Committee has not granted, nor does it intend to grant, equity compensation awards in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, Applied has not timed, nor does it intend to time, the release of material, nonpublic information based on equity award grant dates.

Allocation Among Different Types of Equity Awards.    The Committee and management regularly monitor the environment in which Applied operates, and make changes to our equity program to help us meet our goals, including achieving long-term stockholder value and attracting, motivating and retaining top talent. The

Committee considers it important to retain a balance between awards that provide more predictable value, such as performance shares, and awards that provide high incentive value, such as options. In considering whether to grant performance shares, stock options, other types of awards, or a combination of awards, the Committee will consider both current and expected incentive and retention needs, market competitiveness and our business strategies. The Committee also considers the expense against earnings for accounting purposes compared to the expected benefit of new awards to Applied and NEOs, as well as the value of awards already held by NEOs.

Mr. Splinter makes recommendations with respect to the type and size of equity awards. The Committee then determines individual grants to each NEO, with consideration given to Mr. Splinter’s recommendations, as well as a variety of factors that the Committee determines to be relevant and appropriate at the time of grant. These factors typically have included the size and value of unvested equity awards held by the NEO, the NEO’s job performance, skill set, prior experience, and time in his position, as well as internal equity, pressures to attract and retain talent, and business conditions.

We continued using the equity compensation program judiciously in fiscal 2010. Our net burn rate (the number of equity awards granted, reduced by forfeitures and cancellations, as a percentage of our total outstanding shares) was only -0.3% as of the end of fiscal 2010. Our three-year average annual burn rate (the number of new share awards issued) was less than 2% for the period ending in fiscal 2010. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance in our equity compensation program.

Fiscal 2010 and Fiscal 2011 Equity Awards

In fiscal 2010 and fiscal 2011, the Committee granted equity awards to the NEOs consisting of performance shares and, for Mr. Splinter, some performance-based restricted stock, all of which required achievement of performance goals and additional time-based vesting. The Committee had granted equity awards in the form of stock options with time-based vesting for fiscal 2009, but given indications of improving economic conditions and a better ability to set performance goals for fiscal 2010, the Committee decided to grant performance-based equity awards for fiscal 2010. For fiscal 2011, the Committee also granted performance-based awards to the NEOs, again with consideration to more stable economic conditions and generally improved visibility. We believe that our performance share grants provide executives with a compelling incentive to achieve strong operating results. Further, even if the performance goals are achieved, additional time-based vesting requirements help align the interests of our NEOs with those of shareholders over the longer term and assist in retaining the executive. In determining the grant sizes for fiscal 2010, the Committee targeted a range of the 50th to the 75th percentile of Applied’s peer group for the reasons mentioned above. For fiscal 2011, the Committee considered each NEO’s equity grant as a component of his total direct compensation. As discussed above, for total direct compensation (but not each individual element of compensation) for fiscal 2011, the 50th to 75th percentile compensation of Applied’s peer group was used as a reference point for final decisions. In determining the size of the fiscal 2010 and fiscal 2011 grants, the Committee considered each NEO’s equity holdings (vested and unvested), including the fact that the fiscal 2009 grants for Mr. Splinter and certain other NEOs were below the targeted range, and the desirability of increasing retention incentives for the NEOs.

The fiscal 2010 and fiscal 2011 performance shares require the achievement of targeted levels of relative annual adjusted operating profit margin during a period of four consecutive fiscal years (beginning with the fiscal year in which the performance shares are awarded). In order to potentially vest all of the shares awarded, Applied’s annual adjusted operating profit margin in at least one of these years must be positive and rank at or above a specified level within our peer group. Assuming the performance goal is met, the NEO must remain an employee for four years from the grant date in order for all of the shares to fully vest.

For the fiscal 2010 grants, no shares will become eligible to vest unless Applied achieves a rank within the peer group of at least the 50th percentile. Between the 50th to 54th percentile, 25% of the performance shares become eligible to vest. For each five-percentile increment that Applied’s rank is above the 54th percentile, the percentage of shares that become eligible to vest will increase by 15%. In order for 100% of the shares to become eligible to vest, Applied must achieve a rank of at least the 75th percentile. For the fiscal 2011 grants, the minimum performance threshold required for any shares to become eligible to vest has been set at the 40th percentile. Between the 40th and 44th percentile, 25% of the shares will become eligible to vest. For each five-percentile increment that Applied’s rank is above the 44th percentile, the percentage of shares that become eligible to vest will increase by 15%. In order for 100% of the shares to become eligible to vest, Applied must achieve a rank of at least the 65th percentile. The minimum threshold and percentile levels were changed for fiscal 2011 in order to: (i) motivate our NEOs to achieve excellent financial results in a dynamic, challenging environment, (ii) improve the retention value of equity awards for our NEOs, especially in light of other companies’ competitive hiring practices, and (iii) align our targets with the changes in Applied’s product mix related to EES that are intended to enhance the Company’s long-term growth opportunities. The Committee believes these revised requirements for vesting remain challenging and that the likelihood of achievement is generally consistent with the prior requirements.

Shares that do not become eligible to vest in a particular year may become eligible to vest in subsequent years up until the fourth fiscal year after grant, after which they would be forfeited if the required performance goals had not yet been achieved. After the first year, the percentage of shares that could become eligible to vest applies only to the number of shares remaining, and not to the total number of shares granted under the award. This makes it more difficult to vest in 100% of the shares covered by the original grant. In addition to meeting the above performance goals, the NEO must remain an employee of Applied through December 19, 2013, for fiscal 2010 awards, and through December 19, 2014, for fiscal 2011 awards, in order for all of the shares to vest (25% per year commencing on December 19, 2010, for fiscal 2010 awards and December 19, 2011, for fiscal 2011 awards). We believe that these performance goals and the vesting schedule demonstrate Applied’s belief in, and continuing commitment to, pay for performance and the judicious use of our long-term equity incentive program.

Achievement of Performance.    For fiscal 2010, Applied’s adjusted operating profit margin ranked at the 55th percentile of the peer group, resulting in 40% of the performance shares granted in fiscal 2010 becoming eligible to vest. The 60% of the performance shares that did not become eligible to vest due to Applied’s not achieving the 75th percentile may be earned, depending on future performance, in one or more of the next three fiscal years.

Even with Applied’s strong financial results in fiscal 2010 (as discussed above), only 40% of the performance shares became eligible to vest, due to the challenging nature of the performance goals. Moreover, these shares are subject to additional time-based vesting requirements after the performance goals are achieved.

Deferred Compensation Plan

Applied’s 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) allows our NEOs and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. The 2005 EDCP allows eligible employees to defer more compensation than they otherwise would be permitted to defer under Applied’s Employee Savings and Retirement Plan (the “401(k) Plan”). Applied offers the 2005 EDCP as a competitive practice to enable it to attract and retain top talent and Applied reevaluates the plan from time to time. Amounts credited to the 2005 EDCP are credited with deemed interest, but Applied does not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under the 2005 EDCP are not considered a material element of an NEO’s overall compensation package. (See “Non-Qualified Deferred Compensation” below for more information about the 2005 EDCP.)

Retirement Benefits under the 401(k) Plan and Generally Available Benefits Programs

Substantially all U.S. employees, including the NEOs, are eligible for the 401(k) Plan, a tax-qualified retirement plan. Eligible 401(k) plan participants receive matching contributions from Applied. We do not provide defined benefit pension plans or defined contribution retirement plans to the NEOs or other employees other than: (a) the 401(k) Plan, or (b) as required in certain countries outside the United States for legal or competitive reasons.

Applied offers a number of other benefits programs to a broad base of eligible employees, including: a tax-qualified employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability plans, life and accidental death and dismemberment plan, health and dependent care flexible spending accounts, business travel insurance, wellness programs, relocation/expatriate programs, educational assistance, employee assistance program, and certain other country-specific benefits. Additionally, Applied maintains a relocation policy under which eligible employees may receive relocation assistance in connection with, for example, new hire, transfer on indefinite assignment, or an internal or international transfer. The benefits vary according to position, location, and other factors. The Committee believes that relocation assistance is an important tool that enables Applied to be competitive in recruiting talent and to further its long-term goals by relocating critical talent where resources are needed to achieve Applied’s business objectives. In fiscal 2010, we relocated two NEOs, Mr. Flanagan and Dr. Pinto, for Applied’s strategic business purposes. Please see the Summary Compensation Table for relocation assistance provided to certain NEOs for fiscal 2010, and see “Additional Information Regarding NEO Compensation” below for more information.

The 401(k) Plan and other generally available benefits programs allow Applied to remain competitive for employee talent, and the Committee believes that the availability of these benefits programs generally enhances employee productivity. The main objectives of Applied’s benefits programs are to give our eligible employees access to health care, financial assistance with survivor and disability benefits, assistance in achieving retirement financial goals and enhanced health and productivity, and to support global workforce mobility, in full compliance with applicable legal requirements. These benefits are not considered by the Committee in determining an individual NEO’s total compensation.

Applied annually benchmarks its overall benefits programs, including the 401(k) Plan, but excluding the 2005 EDCP, against our peers, using Towers Watson’s BenVal survey data. Applied generally targets its overall broad-based benefits programs, excluding the 2005 EDCP, at approximately the market median, which the Committee believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan against plans of other technology companies.

Stock Ownership Guidelines

We have stock ownership guidelines to more closely align the interests of our directors and NEOs with those of our stockholders. The guidelines require achieving the following investment in Applied stock within five years from the individual’s initial election or appointment:

Position	Required Investment Level
CEO	5x base salary
Other NEOs	3x base salary
Non-employee Directors	$300,000 in value

In determining whether the required investment levels have been met, shares are valued using the closing price of Applied stock on the date(s) acquired. At the end of fiscal 2010, all of the NEOs whose five-year ownership deadline had passed had met the stock ownership guideline. Applied has an insider trading policy that, among other things, prohibits insiders from short sales and trading in publicly listed options for Applied shares. Other than these prohibitions, Applied has no specific policy regarding hedging of stock ownership positions.

Clawback Policy

In early fiscal 2010, we implemented an incentive compensation “clawback” policy under which the Board may require reimbursement of incentive compensation from an executive officer in the event the officer’s wrongdoing later is determined to be the primary cause of a material negative restatement of the Company’s financial results. We believe that by providing Applied with the appropriate power to recover incentive compensation paid to an executive officer in this situation, Applied demonstrates its commitment to strong corporate governance. This clawback policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Under our clawback policy, if the Board determines that a material negative financial restatement was caused primarily by an NEO’s intentional misconduct, it may require reimbursement from the NEO. The compensation that may be recovered is the after-tax portion of any bonus paid to, and any performance-based equity awards earned by, the NEO within the 12 months after filing of the financial statements that the NEO would not have received if Applied’s financial results had been reported properly. The policy applies to financial statements filed in a rolling three-year look-back period.

Additional Information Regarding NEO Compensation

The cash and equity compensation for each NEO was determined based on the philosophies, policies and processes discussed above. Information regarding each NEO’s fiscal 2010 compensation is included in the Summary Compensation Table below. The following discussion provides additional information regarding fiscal 2010 and fiscal 2011 compensation decisions relating to each NEO. The Committee believes that NEO compensation for fiscal 2010 reflects our policy for correlating pay with performance. Given our improved operating results in fiscal 2010 compared to fiscal 2009, pay levels were higher in fiscal 2010 than in fiscal 2009.

Michael R. Splinter.    As was the case for each of our NEOs, Mr. Splinter’s targeted total cash and equity compensation for fiscal 2010 was determined in accordance with our compensation philosophy described above, including the targeting of his compensation to align with peer group practices. In setting Mr. Splinter’s targeted total cash and equity compensation, the Committee considered that the CEO significantly and directly influences Applied’s overall performance. For fiscal 2010, Mr. Splinter’s base salary was returned to the fiscal 2008 level in effect prior to the aggregate 20% reductions that applied in fiscal 2008 and 2009. Mr. Splinter’s base salary has not been increased for fiscal 2011. Mr. Splinter’s projected full bonus for fiscal 2010 and fiscal 2011 remains 175% of his base salary. In January 2010, Mr. Splinter was granted a total of 400,000 performance-based equity awards for fiscal 2010. Most of this award was granted in the form of performance shares; a portion of the award (50,000 shares) was granted as performance-based restricted stock due to per-person limits on the number of performance shares that may be granted in a single fiscal year under our Employee Stock Incentive Plan. In December 2010, Mr. Splinter was granted a total of 450,000 performance-based equity awards for fiscal 2011, with a portion (100,000 shares) granted as performance-based restricted stock due to the performance share limits referenced above.

Mr. Splinter’s base salary was within the 50th to the 75th percentile targeted range of the peer group for fiscal 2010. His targeted total cash compensation is 5% above the targeted 50th to 75th percentile range of the peer group for fiscal 2010. No adjustments were made to Mr. Splinter’s base salary or projected full bonus for fiscal 2010. His fiscal 2010 equity grant was 29% below the targeted range. Mr. Splinter’s total direct compensation is within the targeted range for both fiscal 2010 and fiscal 2011. The Committee believes Mr. Splinter’s fiscal 2010 and fiscal 2011 compensation is appropriate based on the total direct compensation for other chief executive officers in the peer group and that the largest element of his compensation is entirely performance-based.

The following graph shows the actual amounts of Mr. Splinter’s annual compensation for fiscal 2007 through 2010:

Notes:
(1)	All dollar amounts in U.S. thousands.
(2)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards (not cash actually received) as required to be reported under SEC rules.

Mr. Splinter’s compensation is higher than the compensation of our other NEOs due to the distinctive nature and broad scope of a chief executive officer’s leadership responsibilities, the unique accountability a chief executive officer carries with respect to the company’s performance, and the particularly competitive market for attracting and retaining highly talented chief executive officers.

In order to recruit Mr. Splinter to Applied, we agreed to provide him with certain severance benefits if we terminate his employment without cause. Mr. Splinter will be eligible for a payment equal to 275% of his then-current base salary and 12-months’ acceleration of vesting of stock options (but not other equity awards) if we terminate his employment without cause. We believe the payment amount is appropriate because of his responsibilities as a chief executive officer and the total severance package is at or below the typical package provided to chief executive officers of similarly sized companies. See the section below entitled “Employment Contract and Retirement Agreement” for more details.

George S. Davis.    For fiscal 2010, Mr. Davis’ base salary was returned to the level in effect prior to the aggregate 20% reductions that applied in fiscal 2008 and 2009. Additionally, he received a salary increase in connection with his promotion to Executive Vice President and greater responsibilities at the Company. Mr. Davis’ base salary has not been increased for fiscal 2011. His projected full bonus for fiscal 2010 was 125% of base salary and for fiscal 2011 is 135% of base salary. In January 2010, Mr. Davis was granted 200,000 performance shares, and in December 2010, he was granted an additional 250,000 performance shares.

Mr. Davis’ base salary is within the 50th to 75th percentile targeted range for fiscal 2010. His targeted total cash compensation is 10% below the targeted range for fiscal 2010. For fiscal 2010, Mr. Davis’ equity grant and total direct compensation package are 11% and 7%, respectively, below the targeted range. For fiscal 2011, his total direct compensation package is 16% above the market reference range for a chief financial officer among the peer group. The Committee believes the fiscal 2011 compensation is appropriate because Mr. Davis serves not just as our Chief Financial Officer but also has other significant responsibilities, including leading Global Information Systems and Corporate Business Development. Further, the Committee considered that the largest element of his compensation is entirely performance-based.

The following graph shows the actual amounts of Mr. Davis’ annual compensation from fiscal 2007 through 2010:

Notes:
(1)	All dollar amounts in U.S. thousands.
(2)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards (not cash actually received) as required to be reported under SEC rules.

Mark R. Pinto.    For fiscal 2010, Dr. Pinto’s base salary was returned to the level in effect prior to the aggregate 20% reductions that applied in fiscal 2008 and 2009. Additionally, he received a salary increase in connection with his promotion to Executive Vice President and greater responsibilities at the Company. Dr. Pinto’s base salary is unchanged for fiscal 2011. His projected full bonus for fiscal 2010 was 125% of base salary and for fiscal 2011 is 135% of base salary. In January 2010, Dr. Pinto was granted 200,000 performance shares, and in December 2010, he was granted an additional 250,000 performance shares.

Dr. Pinto’s base salary for fiscal 2010 is 3% above the targeted range, which is not considered a meaningful difference from target. His total targeted cash compensation for fiscal 2010 is 3% above the targeted range, his fiscal 2010 equity grant and total direct compensation package are within the targeted range. His fiscal 2011 total direct compensation package is 13% above the market reference range. The Committee believes that Dr. Pinto’s fiscal 2011 compensation is appropriate given his leadership of two significant business segments of Applied.

The following graph shows the actual amounts of Dr. Pinto’s annual compensation for fiscal 2007 through 2010:

Notes:
(1)	All dollar amounts in U.S. thousands.
(2)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards (not cash actually received) as required to be reported under SEC rules.

Randhir Thakur.    For fiscal 2010, Dr. Thakur’s base salary was returned to the level in effect prior to the aggregate 20% reductions that applied in fiscal 2008 and 2009. Dr. Thakur’s base salary has not been increased for fiscal 2011. His projected full bonus for fiscal 2010 was 125% of base salary and for fiscal 2011 is 135% of base salary. In January 2010, Dr. Thakur was granted 200,000 performance shares, and in December 2010, he was granted an additional 250,000 performance shares.

Both Dr. Thakur’s base salary and total targeted cash compensation for fiscal 2010 are 13% above the targeted range. Dr. Thakur’s equity award was 19% below the targeted range for fiscal 2010. His total direct compensation package is 4% below the targeted range for fiscal 2010 and is 15% above the market reference range for fiscal 2011. The Committee believes that Dr. Thakur’s compensation for fiscal 2010 and fiscal 2011 is appropriate because Dr. Thakur brings extensive operational, technical and complex management experience to his position as the general manager of Applied’s largest business unit. In addition, Dr. Thakur brings strategic capability, market insights, and customer focus from his experience managing a number of Applied’s businesses.

The following graph shows the actual amounts of Dr. Thakur’s annual compensation from fiscal 2008 through 2010:

Notes:
(1)	Dr. Thakur joined Applied in May 2008. Accordingly, he received no compensation from Applied for years prior to 2008. Dr. Thakur’s fiscal 2008 compensation includes a grant of 225,000 performance shares as an inducement for him to join Applied.
(2)	All dollar amounts in U.S. thousands.
(3)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards (not cash actually received) as required to be reported under SEC rules.

Joseph G. Flanagan.    For fiscal 2010, Mr. Flanagan’s base salary remained at the level that was negotiated at the time of his hire in February 2010. Mr. Flanagan’s base salary is unchanged for fiscal 2011. His projected full bonus for fiscal 2010 was 100% of base salary and for fiscal 2011 is 115% of base salary. In connection with his hire in February 2010 and in order to partially replace the compensation paid to Mr. Flanagan by his prior employer, Applied granted Mr. Flanagan 175,000 time-based restricted stock units. This grant vests based on continued employment. In December 2010, he received an additional 175,000 performance shares that are entirely performance-based, as are the grants for our other NEOs.

For fiscal 2010, Mr. Flanagan’s salary and targeted total cash compensation is 23% and 20%, respectively, above the targeted range of the 50th to 75th percentile of the peer group. At the time of Mr. Flanagan’s hire, the Committee considered the compensation that Mr. Flanagan had been receiving at his prior employer in determining the terms of his new hire offer package. In addition, the Committee considered internal equity and market data (as described above). His base salary and total targeted cash compensation were above the targeted 50th to 75th percentile range using data from the Radford Global Technology Survey and Towers Watson 2010 CBD General Industry Executive Compensation Survey. The Committee believed that Mr. Flanagan’s compensation levels were appropriate because of his prior experience and the incentives necessary to recruit him from his prior position as a high-level executive. His fiscal 2011 total direct compensation package is within the market reference range of the peer group.

In connection with his hire, Mr. Flanagan was promised a signing and retention bonus in the total amount of $500,000, of which $250,000 was paid in fiscal 2010 and the remaining $250,000 is scheduled to be paid on February 1, 2011, provided he remains employed with Applied through that date. The Committee believed this bonus was appropriate as an additional incentive to recruit Mr. Flanagan from his prior position and because each payment is subject to prorated reimbursement to Applied if Mr. Flanagan resigns or is terminated for cause within one year following the date he receives each payment.

As a condition of Mr. Flanagan’s hire, we required him to relocate from Texas to Singapore. Mr. Flanagan is based in Singapore so that he can more effectively manage Applied’s implementation of a more customer-focused distributed manufacturing model, which includes transitioning certain manufacturing and supply chain activities from the U.S. and Europe to Singapore, Taiwan and other countries in Asia. This initiative is expected to greatly enhance Applied’s future operational efficiency. In order to recruit him to Applied for a position in Asia, we agreed to reimburse him for the cost of relocating him and his family. These costs, which are shown in the Summary Compensation Table, include tax-equalized amounts for a loss on the sale of his Texas residence. We believed these expenses were reasonable and appropriate because of the long-term benefit expected to be derived from a successful implementation of this important new supply chain model.

The following graph shows the actual amounts of Mr. Flanagan’s annual compensation for fiscal 2010:

Notes:
(1)	Mr. Flanagan joined Applied in February 2010. Accordingly, he received no compensation from Applied for years prior to 2010.
(2)	All dollar amounts in U.S. thousands.
(3)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards (not cash actually received) as required to be reported under SEC rules. Does not include relocation benefits described above.

Franz Janker.    For fiscal 2010, Mr. Janker’s base salary was returned to the level in effect prior to the aggregate 20% reductions that applied in fiscal 2008 and 2009. His projected full bonus for fiscal 2010 was 125% of base salary. In January 2010, Mr. Janker was granted 200,000 performance shares.

Mr. Janker’s base salary was within, and his targeted total cash compensation was 13% below, the targeted range of the 50th to 75th percentile of the peer group for fiscal 2010. His equity grant and his total direct compensation package for fiscal 2010 were within the targeted range of the 50th to the 75th percentile of the peer group. The Committee believes that the differences from the applicable targets for fiscal 2010 were not significant. Mr. Janker retired in July 2010 and received certain severance payments, as discussed below.

The following graph shows the actual amounts of Mr. Janker’s annual compensation from fiscal 2007 through 2010:

Notes:
(1)	Mr. Janker retired in July 2010. Accordingly, his fiscal 2010 equity awards terminated without vesting.
(2)	All dollar amounts in U.S. thousands.
(3)	Consists of base salary, annual incentive bonus, and grant date fair values of equity awards (not cash actually received) as required to be reported under SEC rules.

Retirement and Other Separation Arrangements for NEOs

Applied does not have employment agreements with any of its NEOs, other than the benefits described above for Mr. Splinter. However, in consideration for Mr. Janker’s 28 years in sales and marketing roles with Applied and in connection with his retirement, the Committee determined to provide him with a retirement agreement described below under the section titled “Employment Contract and Retirement Agreement.” The Committee believed that the package was appropriate to reward him for his contributions to Applied and its success over his many years of dedicated service. As part of the retirement arrangement, Mr. Janker agreed to a general release in favor of Applied, as well as confidentiality, non-disparagement, one-year non-solicitation and one-year non-competition obligations in favor of Applied. The following table shows each NEO’s severance arrangements (if any), as well as any payments and benefits that each NEO would have been entitled to receive had he been terminated without cause as of October 31, 2010, the last day of fiscal 2010.

Severance Payments and Benefits

Named Executive Officer	Cash Payments		Vesting Acceleration	Other Benefits	Additional Change in Control Cash Payments, Vesting Acceleration and Other Benefits
Michael R. Splinter	$2,695,000		Option to purchase 300,000 shares of common stock.	None.	$0
George S. Davis	$0		None.	None.	$0
Mark R. Pinto	$0		None.	None.	$0
Randhir Thakur	$0		None.	None.	$0
Joseph G. Flanagan	$0		None.	None.	$0
Franz Janker	$1,979,314	(1)	None.	None.	$0

(1)	Payable in three installments: $714,657 on August 15, 2010; $550,000 on January 31, 2011; and $714,657 on August 1, 2011, in each case subject to Mr. Janker’s continued compliance with his retirement agreement and release.

Accounting and Tax Considerations

In designing our compensation programs, we consider the potential accounting and tax effects on Applied and our employees. In allocating among different elements of compensation, we consider the accounting expense associated with each separate element and the potential reward of that element. Applied aims to limit total compensation expense while still meeting the goals of our compensation programs. For example, if compensation expense increases under one program, Applied may seek to decrease expenses under another program.

Applied also seeks to provide tax-advantaged benefits for employees where practical and affordable, including, for example, the 401(k) Plan, the Employees’ Stock Purchase Plan and the 2005 EDCP. In choosing the elements of our compensation program and allocating among them, Applied considers whether the element may be “performance-based” compensation for purposes of Section 162(m) of the Code. Under Section 162(m), Applied generally receives a federal income tax deduction for compensation paid to the CEO and the three other most highly compensated executive officers (excluding the CFO) only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Employee Stock Incentive Plan and Bonus Plan were designed to permit the Committee to award compensation that is “performance-based” and thus fully tax-deductible by Applied. The Committee generally has granted to NEOs equity awards and bonuses that were intended to qualify as performance-based compensation under Code Section 162(m). The Committee currently intends to continue seeking a tax deduction for Applied’s executive compensation to the extent that the Committee determines that doing so is in Applied’s best interests.

Also, Section 280G, Section 4999 and Section 409A of the Code impose additional taxes beyond ordinary income taxes under specified circumstances. Applied has no policy or commitment to provide any NEO or director with any gross-up or other reimbursement for these additional taxes. Code Sections 280G and 4999 impose additional taxes on certain payments or benefits in connection with a change in control of Applied, and also provide that Applied or its successor could lose a tax deduction on these payments and benefits. Section 409A imposes additional taxes on certain non-qualifying “deferred compensation.” To assist in preventing the imposition of additional tax under Section 409A, Applied has structured its compensation and benefits arrangements in a manner intended to comply with Section 409A.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, the following directors were members of Applied’s Human Resources and Compensation Committee: Aart J. de Geus, Thomas J. Iannotti, Willem P. Roelandts (Chair) and James E. Rogers. None of the Committee’s members has at any time been an officer or employee of Applied.

None of Applied’s named executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Applied’s Board or Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Applied specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2010. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Applied’s Proxy Statement for its 2011 Annual Meeting of Stockholders.

This report is submitted by the Committee.

Willem P. Roelandts (Chair)

Aart J. de Geus

Thomas J. Iannotti

James E. Rogers

Summary Compensation

The following table shows compensation information for fiscal 2008, 2009 and 2010 for the named executive officers.

Summary Compensation Table

For Fiscal 2008, 2009 and 2010

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Michael R. Splinter	2010	972,462	5,363,500	—	3,400,000	—	12,333	(5)	9,748,295
Chairman of the Board, President and Chief Executive Officer	2009	814,154	—	2,270,457	—	—	12,333	(5)	3,096,944
	2008	929,385	8,139,500	—	650,000	—	12,271	(6)	9,731,156

George S. Davis	2010	559,131	2,682,000	—	1,500,000	—	12,473	(7)	4,753,604
Executive Vice President, Chief Financial Officer	2009	426,185	—	1,513,638	—	—	15,110	(8)	1,954,933
	2008	479,631	3,165,750	—	400,000	79	14,434	(9)	4,059,894

Mark R. Pinto	2010	565,961	2,682,000	—	1,400,000	—	399,996	(10)	5,047,957
Executive Vice President, General Manager Energy and Environmental Solutions and Display	2009	456,923	—	1,513,638	—	—	12,104	(11)	1,982,665
	2008	516,923	3,618,000	—	490,000	—	11,265	(12)	4,636,188

Randhir Thakur(13)	2010	554,885	2,682,000	—	1,600,000	—	13,993	(14)	4,850,878
Executive Vice President, General Manager Silicon Systems Group	2009	407,077	—	1,513,638	—	—	13,073	(15)	1,933,788
	2008	195,204	4,295,250	—	180,000	—	310,913	(16)	4,981,367

Joseph G. Flanagan(17)	2010	334,615	2,145,500	—	700,000	—	1,523,709	(18)	4,703,824
Senior Vice President of Worldwide Operations and Supply Chain	2009	—	—	—	—	—	—		—
	2008	—	—	—	—	—	—		—

Franz Janker(19)	2010	463,777	2,682,000	—	—	—	795,191	(20)	3,940,968
Former Executive Vice President, Corporate Account Management	2009	493,477	—	1,513,638	—	—	12,190	(21)	2,019,305
	2008	559,815	3,618,000	—	460,000	728	11,341	(22)	4,649,884

(1)	Amounts for fiscal 2009 reflect a 20% reduction in annual base salary.
(2)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts reported above in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards and option awards are set forth in Notes 1 and 8 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2008 and in Note 13 of the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2010 filed with the SEC on December 12, 2008 and December 10, 2010, respectively. Stock awards consist only of performance shares (also called “restricted stock units”), except for shares of performance-based restricted stock held by Mr. Splinter.
(3)	Amounts consist of bonuses earned under the Senior Executive Bonus Plan for services rendered in the respective fiscal years. For fiscal 2009, all named executive officers waived bonuses that may have otherwise been payable to them under the Senior Executive Bonus Plan.
(4)	Amounts consist of above-market (as determined under SEC rules) earnings on compensation that was deferred in or prior to the relevant fiscal year under the Applied Materials, Inc. Executive Deferred Compensation Plan and/or the 2005 Executive Deferred Compensation Plan. There were no above-market earnings for fiscal 2009 and fiscal 2010.
(5)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Splinter of $1,308 in term life insurance premiums.
(6)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Splinter of $1,176 in term life insurance premiums and $745 for supplemental medical benefits.
(7)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Davis of $1,109 in term life insurance premiums and (c) $339, the value of a gift presented to Mr. Davis at an event honoring Applied’s officers.
(8)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $1,007 in term life insurance premiums and $3,078 for supplemental medical benefits.

(9)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Davis of $849 in term life insurance premiums and $3,235 for supplemental medical benefits.
(10)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Pinto of $1,120 in term life insurance premiums, (c) $339, the value of a gift presented to Dr. Pinto at an event honoring Applied’s officers, (d) a lump-sum payment of $10,000 to cover incidental costs related to Dr. Pinto’s relocation from California to Beijing, China, (e) Applied’s payment on behalf of Dr. Pinto of $284,227 for certain relocation expenses, and (f) the reimbursement to Dr. Pinto of $93,285 for taxes incurred in connection with his relocation.
(11)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $1,079 in term life insurance premiums.
(12)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Dr. Pinto of $915 in term life insurance premiums.
(13)	Dr. Thakur joined Applied as Senior Vice President and General Manager of Strategic Operations on May 27, 2008.
(14)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $1,129 in term life insurance premiums, (c) a payment of $1,500 to Dr. Thakur under Applied’s Patent Incentive Award Program, and (d) $339, the value of a gift presented to Dr. Thakur at an event honoring Applied’s officers.
(15)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $908 in term life insurance premiums and $765 for supplemental medical benefits, and (c) a payment of $375 to Dr. Thakur under Applied’s Patent Incentive Award Program.
(16)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Dr. Thakur of $563 in term life insurance premiums, and (c) a new hire bonus payment of $300,000.
(17)	Mr. Flanagan joined Applied as Senior Vice President of Worldwide Operations and Supply Chain on February 16, 2010.
(18)	This amount consists of (a) Applied’s payment on behalf of Mr. Flanagan of $736 in term life insurance premiums, (b) $293, the value of a gift presented to Mr. Flanagan at an event honoring Applied’s officers, (c) a new hire bonus of $250,000, (d) a lump-sum payment of $10,000 to cover incidental costs related to Mr. Flanagan’s relocation from Texas to Singapore, (e) a bonus payment of $5,000 made in connection with Mr. Flanagan’s relocation, (f) Applied’s payment on behalf of Mr. Flanagan of $829,351 for certain relocation expenses, which includes $295,800 related to the loss in value resulting from the sale of Mr. Flanagan’s home, and (g) the reimbursement to Mr. Flanagan of $428,329 for taxes incurred in connection with his relocation. For further information regarding Mr. Flanagan’s relocation, see the section entitled “Additional Information Regarding NEO Compensation” in the “Compensation Discussion and Analysis” section above.
(19)	Mr. Janker retired from Applied effective July 30, 2010.
(20)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, (b) Applied’s payment on behalf of Mr. Janker of $971 in term life insurance premiums, (c) a payment upon Mr. Janker’s termination of employment of $68,538 for accrued vacation benefits, and (d) a payment made by Applied of $714,657 pursuant to a retirement agreement and release dated July 10, 2010 (described further under the section entitled “Employment Contract and Retirement Agreement” below). Under the retirement agreement and release, Applied agreed to pay Mr. Janker an additional $1,264,657, subject to his continued compliance with the agreement.
(21)	This amount consists of (a) Applied’s matching contribution of $11,025 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $1,165 in term life insurance premiums.
(22)	This amount consists of (a) Applied’s matching contribution of $10,350 under the tax-qualified 401(k) Plan, and (b) Applied’s payment on behalf of Mr. Janker of $991 in term life insurance premiums.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2010, which ended on October 31, 2010. The stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2010 Year-End table below.

Grants of Plan-Based Awards

For Fiscal 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael R. Splinter	1/19/2010	—	—	—	87,500	350,000	350,000	—	—	—	4,693,500
	1/19/2010	—	—	—	12,500	50,000	50,000	—	—	—	670,000
	—	0	1,715,000	5,000,000	—	—	—	—	—	—	—
George S. Davis	1/19/2010	—	—	—	50,000	200,000	200,000	—	—	—	2,682,000
	—	0	718,750	2,156,250	—	—	—	—	—	—	—
Mark R. Pinto	1/19/2010	—	—	—	50,000	200,000	200,000	—	—	—	2,682,000
	—	—	718,750	2,156,250	—	—	—	—	—	—	—
Randhir Thakur	1/19/2010	—	—	—	50,000	200,000	200,000	—	—	—	2,682,000
	—	0	718,750	2,156,250	—	—	—	—	—	—	—
Joseph G. Flanagan	2/16/2010	—	—	—	—	—	—	175,000	—	—	2,145,500
	—	0	500,000	1,500,000	—	—	—	—	—	—	—
Franz Janker	1/19/2010	—	—	—	50,000	200,000	200,000	—	—	—	2,682,000
	—	0	742,500	2,227,500	—	—	—	—	—	—	—

(1)	Amounts shown are estimated possible payouts for fiscal 2010 under the Senior Executive Bonus Plan and the Applied Incentive Plan. These amounts are based on the individual’s fiscal 2010 base salary and position. The maximum amount shown is three times the target amount for each of the named executive officers, except for the amount for Mr. Splinter, which is the maximum amount payable per participant in any performance period under the Senior Executive Bonus Plan. Pursuant to the terms of the Senior Executive Bonus Plan, Mr. Janker became ineligible for a bonus for fiscal 2010 following his retirement from Applied effective July 30, 2010. Actual bonuses received by the named executive officers for fiscal 2010 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	Awards shown are stock awards and consist only of performance shares (also called “restricted stock units”). All awards shown were granted under Applied’s Employee Stock Incentive Plan and were subject to the achievement of specific performance goals that related to annual adjusted operating profit. For fiscal 2010, Applied’s adjusted operating profit performance resulted in 40% of the awards becoming eligible to vest. Of these eligible awards, 25% vested on December 19, 2010, and the remaining 75% are scheduled to vest in three equal annual installments beginning December 19, 2011 (subject to the named executive officers’ continued employment with Applied through each applicable vesting date). The 60% of the awards that did not become eligible to vest may be earned, depending on Applied’s performance, in any of the next three fiscal years.
(3)	As required by SEC rules, these amounts present the aggregate grant date fair value of the awards computed in accordance with ASC 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by vesting in a performance share or restricted stock award). For information on the valuation assumptions used in these computations, see Note 13—“Stockholders’ Equity, Comprehensive Income and Share-Based Compensation” in the Notes to Consolidated Financial Statements included in Applied’s Annual Report on Form 10-K for fiscal 2010.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2010, which ended on October 31, 2010.

Outstanding Equity Awards at Fiscal 2010 Year-End

Name	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael R. Splinter	400,000	—		—	22.45	12/8/2010	—		—	—		—
	700,000	—		—	22.45	12/8/2010	—		—	—		—
	705,000	—		—	17.56	12/7/2011	—		—	—		—
	900,000	—		—	19.20	12/13/2012	—		—	—		—
	1,200,000	—		—	15.72	5/12/2013	—		—	—		—
	300,000	600,000	(3)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	37,500	(4)	463,125	—		—
	—	—		—	—	—	35,000	(5)	432,250	—		—
	—	—		—	—	—	87,500	(6)	1,080,625	—		—
	—	—		—	—	—	122,500	(7)	1,512,875	—		—
	—	—		—	—	—	—		—	105,000	(8)	1,296,750
	—	—		—	—	—	—		—	350,000	(9)	4,322,500
	—	—		—	—	—	—		—	30,000	(10)	370,500
	—	—		—	—	—	—		—	50,000	(11)	617,500

George S. Davis	125,000	—		—	16.12	11/3/2011	—		—	—		—
	60,000	—		—	18.64	12/1/2012	—		—	—		—
	200,000	400,000	(12)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	50,000	(6)	617,500	—		—
	—	—		—	—	—	61,250	(13)	756,438	—		—
	—	—		—	—	—	—		—	52,500	(14)	648,375
	—	—		—	—	—	—		—	200,000	(15)	2,470,000

Mark R. Pinto	400,000	—		—	23.39	1/14/2011	—		—	—		—
	125,000	—		—	16.12	11/3/2011	—		—	—		—
	81,000	—		—	18.64	12/1/2012	—		—	—		—
	200,000	400,000	(12)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	31,250	(6)	385,938	—		—
	—	—		—	—	—	25,000	(6)	308,750	—		—
	—	—		—	—	—	70,000	(16)	864,500	—		—
	—	—		—	—	—	—		—	—		—
	—	—		—	—	—	—		—	60,000	(17)	741,000
	—	—		—	—	—	—		—	200,000	(15)	2,470,000

Randhir Thakur	200,000	400,000	(12)	—	8.58	3/9/2014	—		—	—		—
	—	—		—	—	—	39,375	(18)	486,281	—		—
	—	—		—	—	—	—		—	33,750	(19)	416,813
	—	—		—	—	—	—		—	112,500	(20)	1,389,375
	—	—		—	—	—	—		—	200,000	(15)	2,470,000

Joseph G. Flanagan	—	—		—	—	—	175,000	(21)	2,161,250	—		—

Franz Janker	100,000	—		—	23.74	11/17/2010	—		—	—		—
	240,000	—		—	23.74	11/17/2010	—		—	—		—
	260,000	—		—	17.56	7/30/2011	—		—	—		—
	250,000	—		—	19.20	7/30/2011	—		—	—		—

(1)	Unless otherwise indicated, stock awards consist only of performance shares (also called “restricted stock units”), which will be converted into Applied common stock on a one-to-one basis upon vesting. In December 2010, the Human Resources and Compensation Committee determined that the performance goals associated with the equity plan incentive awards reported in this table were partially achieved for fiscal 2010. Accordingly, certain portion of these awards were earned and vested, as indicated in applicable footnotes below.

(2)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of Applied common stock of $12.35 on October 29, 2010, the last trading day of fiscal 2010, as reported on the Nasdaq Global Select Market.
(3)	The option was granted on March 9, 2009. Assuming continued employment with Applied, 300,000 shares are scheduled to become exercisable on April 1 of each of 2011 and 2012.
(4)	Consists of performance-based restricted stock that was granted on January 25, 2007. These shares vested on December 19, 2010.
(5)	Consists of performance-based restricted stock that was granted on December 10, 2007. Of these, 17,500 shares vested on December 19, 2010. Assuming continued employment with Applied, 17,500 shares are scheduled to vest on December 19, 2011.
(6)	The performance shares were granted on January 25, 2007. These shares vested on December 19, 2010.
(7)	The performance shares were granted on December 10, 2007. Of these, 61,250 shares vested on December 19, 2010. Assuming continued employment with Applied, 61,250 shares are scheduled to vest on December 19, 2011.
(8)	The performance shares were granted on December 10, 2007. Of these, 19,687 shares vested on December 19, 2010 and, assuming continued employment with Applied, 6,563 are scheduled to vest on December 19, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 78,750 shares are scheduled to vest on December 19, 2011.
(9)	The performance shares were granted on January 19, 2010. Of these, 35,000 shares vested on December 19, 2010 and, assuming continued employment with Applied through each vest date, 35,000 shares are scheduled to vest on December 19 of each of 2011, 2012 and 2013. Provided specified performance goals are achieved and assuming continued employment with Applied, 105,000 shares are scheduled to vest on December 19, 2011 and 52,500 shares are scheduled to vest on December 19 of each of 2012 and 2013.
(10)	Consists of performance-based restricted stock that was granted on December 10, 2007. Of these, 5,625 shares vested on December 19, 2010 and assuming continued employment with Applied through the vest date, 1,875 shares are scheduled to vest on December 19, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 22,500 shares are scheduled to vest on December 19, 2011.
(11)	Consists of performance-based restricted stock that was granted on January 19, 2010. Of these, 5,000 shares vested on December 19, 2010 and, assuming continued employment with Applied, 5,000 shares are scheduled to vest on December 19 of each of 2011, 2012 and 2013. Provided specified performance goals are achieved and assuming continued employment with Applied, 15,000 shares are scheduled to vest on December 19, 2011 and 7,500 shares are scheduled to vest on December 19 of each of 2012 and 2013.
(12)	The option was granted on March 9, 2009. Assuming continued employment with Applied, 200,000 shares are scheduled to become exercisable on April 1 of each of 2011 and 2012.
(13)	The performance shares were granted on December 10, 2007. Of these, 30,625 shares vested on December 19, 2010. Assuming continued employment with Applied, 30,625 shares are scheduled to vest on December 19, 2011.
(14)	The performance shares were granted on December 10, 2007. Of these, 9,843 shares vested on December 19, 2010 and, assuming continued employment with Applied, 3,282 shares are scheduled to vest on December 19, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 39,375 shares are scheduled to vest on December 19, 2011.
(15)	The performance shares were granted on January 19, 2010. Of these, 20,000 shares vested on December 19, 2010 and, assuming continued employment with Applied, 20,000 shares are scheduled to vest on December 19 on each of 2011, 2012 and 2013. Provided specified performance goals are achieved and assuming continued employment with Applied, 60,000 shares are scheduled to vest on December 19, 2011 and 30,000 shares are scheduled to vest on December 19 of each of 2012 and 2013.
(16)	The performance shares were granted on December 10, 2007. Of these 35,000 shares vested on December 19, 2010. Assuming continued employment with Applied, 35,000 shares are scheduled to vest on December 19, 2011.
(17)	The performance shares were granted on December 10, 2007. Of these, 11,250 shares vested on December 19, 2010 and, assuming continued employment with Applied, 3,750 shares are scheduled to vest on December 19, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 45,000 shares are scheduled to vest on December 19, 2011.
(18)	The performance shares were granted on May 27, 2008. Of these 19,687 shares vested on December 19, 2010. Assuming continued employment with Applied, 19,688 shares are scheduled to vest on December 19, 2011.
(19)	The performance shares were granted on May 27, 2008. Of these, 6,328 shares vested on December 19, 2010 and, assuming continued employment with Applied, 2,110 shares are scheduled to vest December 19, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 25,312 shares are scheduled to vest on December 19, 2011.
(20)	The performance shares were granted on May 27, 2008. Of these, 21,093 shares vested on December 19, 2010 and, assuming continued employment with Applied, 7,032 shares are scheduled to vest on December 19, 2011. Provided specified performance goals are achieved and assuming continued employment with Applied, 84,375 shares are scheduled to vest on December 19, 2011.
(21)	The performance shares were granted on February 16, 2010. Assuming continued employment with Applied, 43,750 shares are scheduled to vest on March 1 of each of 2011, 2012, 2013 and 2014.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2010, which ended on October 31, 2010.

Option Exercises and Stock Vested For Fiscal 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael R. Splinter	—	—	203,750	2,774,525
George S. Davis	—	—	80,625	1,098,113
Mark R. Pinto	—	—	91,250	1,242,825
Randhir Thakur	—	—	19,688	268,151
Joseph G. Flanagan	—	—	—	—
Franz Janker	200,000	1,006,060	110,000	1,498,200

(1)	Of the amounts shown in this column, Applied withheld the following number of shares to cover tax withholding obligations: 89,015 shares for Mr. Splinter; 30,516 shares for Mr. Davis; 35,859 shares for Dr. Pinto; 7,222 shares for Dr. Thakur; and 45,508 shares for Mr. Janker.
(2)	The value realized equals the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested, except for the value realized by Mr. Splinter upon the vesting of 55,000 shares of restricted stock, which equals the difference between $0.01, the per share price of the restricted stock, and the fair market value of Applied common stock on the vesting date, multiplied by the number of shares that vested.

Pension Benefits

None of the named executive officers had any accumulated pension benefits as of the end of fiscal 2010 under any of Applied’s defined benefit pension plans. Applied provides defined benefit pension plans only to employees located in certain of its offices outside of the United States.

Non-Qualified Deferred Compensation

Applied maintains two non-qualified deferred compensation plans, the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan (the “2005 EDCP”) and the Applied Materials, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) (together, the “Deferred Compensation Plans”). The 2005 EDCP allows eligible employees, including executive officers, to voluntarily defer receipt of all or a portion of their: (1) eligible sign-on bonus payments, if any, (2) base salaries above a specified amount, (3) eligible annual bonus payments, if any, and (4) eligible severance payments, if any. The Predecessor Plan allowed eligible employees, including executive officers, to voluntarily elect to defer receipt of all or a portion of their base salaries above a specified amount and/or their eligible annual bonus payments, if any. The Predecessor Plan was frozen effective December 31, 2004 with the result that no new compensation deferrals could be made under that plan after that date.

The amounts deferred under the Deferred Compensation Plans are credited with deemed interest in the sum of (a) the yield-to-maturity of five-year U.S. Treasury notes, plus (b) 1.50%. The deferred amounts, plus deemed interest thereon, are generally payable on the date or dates selected by the participants or specified under the terms of the Deferred Compensation Plans. Applied does not make any matching or other employer contributions to the Deferred Compensation Plans. The 2005 EDCP is discussed further under the section entitled “Compensation Discussion and Analysis—Deferred Compensation Plan” above.

The following table shows certain information for the named executive officers under the Deferred Compensation Plans.

Non-Qualified Deferred Compensation

For Fiscal 2010

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael R. Splinter	—	—	—	—	—
George S. Davis	—	—	29,179	3,855	833,121
Mark R. Pinto	—	—	—	—	—
Randhir Thakur	—	—	—	—	—
Joseph G. Flanagan	—	—	—	—	—
Franz Janker	—	—	120,534	326,850	3,174,060

(1)	There were no above-market or preferential earnings for fiscal 2010.

Employment Contract and Retirement Agreement

Employment Contract.    As an inducement to join Applied as its President and Chief Executive Officer, on April 21, 2003, Applied entered into an agreement with Michael R. Splinter, which was amended and restated on December 8, 2008. Under this amended and restated employment agreement, if Mr. Splinter’s employment is terminated without cause, he would be entitled to receive a lump sum payment equal to 275% of his then current annual base salary. Mr. Splinter’s employment agreement also provides that if his employment is terminated without cause, any stock options that otherwise would have vested in the 12 months following his termination of employment would instead vest on the date of his termination. The agreement further provides that in the event of the termination of his employment, Mr. Splinter would resign from the Board, unless requested otherwise.

If Applied had terminated Mr. Splinter’s employment without cause on October 29, 2010, the last business day of Applied’s fiscal 2010, Mr. Splinter would have received the following severance benefits under his amended and restated employment agreement: (a) a lump sum payment of $2,695,000, which is 275% of his annual base salary at the end of fiscal 2010 and (b) acceleration of the vesting of a stock option to purchase 300,000 shares of common stock. Based on the difference between the exercise price of $8.58 for this option and $12.35, the closing price of Applied common stock on October 29, 2010, the net value of this option would have been $1,131,000.

Retirement Agreement with Franz Janker.    On July 10, 2010, Applied entered into a retirement agreement and release with Franz Janker, Applied’s former Executive Vice President, Corporate Account Management, who retired effective July 30, 2010. Under the agreement, Applied agreed to pay Mr. Janker cash severance payments totaling $1,979,314 in three installments due as follows: $714,657 on August 15, 2010, $550,000 on January 31, 2011, and $714,657 on August 1, 2011, subject to Mr. Janker’s continued compliance with the agreement. The agreement also includes, among other terms, a general release in favor of Applied, as well as continued confidentiality, non-disparagement, non-solicitation and non-competition obligations by Mr. Janker.

None of the other named executive officers has an employment or severance agreement with Applied.

Policies and Procedures with Respect to Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related person transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Applied’s preference to avoid related person transactions.

Applied’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related person transactions for which such approval is required under applicable law, including SEC rules and Nasdaq listing standards. Current SEC rules define a related person transaction to include any transaction, arrangement or relationship in which Applied is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Applied;

•	any person who is known to be the beneficial owner of more than 5% of Applied’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of SEC Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Applied’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Applied’s Standards of Business Conduct. Under the Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or appear to cause a conflict of interest. Applied’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related person transactions will be disclosed in Applied’s applicable filings with the SEC as required under SEC rules.

Certain Relationships and Related Transactions

None.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Applied’s directors and executive officers, and holders of more than 10% of Applied common stock, to file with the SEC reports about their ownership of common stock and other equity securities of Applied. Such directors, officers and 10% stockholders are required by SEC regulations to furnish Applied with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, and written representations from certain of the reporting persons stating that they were not required to file these forms, we believe that during fiscal 2010, all Section 16(a) filing requirements were satisfied on a timely basis.

No Incorporation by Reference

In Applied’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Human Resources and Compensation Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent we specifically incorporate either report by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2012 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Applied’s Bylaws. If you would like us to consider including a proposal in our proxy statement next year, it must be received at our offices on or before September 29, 2011. If you intend to submit a proposal at the 2012 Annual Meeting of Stockholders but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us no earlier than November 24, 2011 and no later than December 24, 2011. Our Bylaws contain specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. If you would like a copy of the requirements contained in our Bylaws, please contact: Joseph J. Sweeney, Corporate Secretary, Applied Materials, Inc., 3225 Oakmead Village Drive, M/S 1241, P.O. Box 58039, Santa Clara, CA 95054.

YOU MAY OBTAIN A COPY OF APPLIED’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2010 WITHOUT CHARGE BY SENDING A WRITTEN REQUEST TO APPLIED MATERIALS, INC., 3050 BOWERS AVENUE, P.O. BOX 58039, M/S 1261, SANTA CLARA, CALIFORNIA 95052-8039, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT www.appliedmaterials.com.

By Order of the Board of Directors

Santa Clara, California

January 27, 2011

Directions to Applied Materials Bowers Campus

3050 Bowers Avenue, Building 1, Santa Clara, California 95054

DIRECTIONS FROM HIGHWAY 101:

•	Exit onto Bowers Avenue/Great America Parkway.
•	Proceed to Bowers Avenue.
•	Cross Scott Boulevard.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

DIRECTIONS FROM INTERSTATE 280:

•	Exit onto Lawrence Expressway/Stevens Creek Boulevard.
•	Proceed to Lawrence Expressway North. Continue for approximately 4 miles.
•	Turn RIGHT onto Arques Avenue.
•	Proceed on Arques Avenue, which becomes Scott Boulevard.
•	Turn RIGHT onto Bowers Avenue.
•	Applied Materials Bowers Campus is on your right.
•	Turn RIGHT into the 2nd driveway between Buildings 1 and 2.
•	Proceed between Buildings 1 and 2 to the covered parking lot.
•	The entrance to Building 1 is located to the left of the parking lot.

APPLIED MATERIAL® 3225 OAKMEAD VILLAGE DRIVE P.O. BOX 58039, M/S 1241 SANTA CLARA, CA 95054

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE QUICK EASY CONVENIENT

AVAILABLE 24 HOURS A DAY 7 DAYS A WEEK

APPLIED MATERIALS, INC. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone or by mail, please read the 2011 Proxy Statement and then follow these easy steps:

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on March 7, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Applied Materials, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Standard Time on March 7, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to APPLIED MATERIALS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M29350-P05081-Z54566 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

APPLIED MATERIALS, INC. For Withhold For All All All Except

1. To elect eleven directors to serve for a one-year term and until their successors have been elected and qualified.

The Board recommends a vote FOR the following: 0 0 0

01) Aart J. de Geus 07) Dennis D. Powell 02) Stephen R. Forrest 08) Willem P. Roelandts 03) Thomas J. Iannotti 09) James E. Rogers 04) Susan M. James 10) Michael R. Splinter 05) Alexander A. Karsner 11) Robert H. Swan 06) Gerhard H. Parker

The Board recommends a vote FOR the following proposal:

2. An advisory vote on executive compensation.

The Board recommends a vote FOR 1 year on the following proposal:

3. An advisory vote on the frequency of an advisory vote on executive compensation.

The Board recommends a vote FOR the following proposal:

4. To ratify the appointment of KPMG LLP as Applied Materials’ independent registered public accounting firm for fiscal year 2011.

NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting. 0 0

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

0 0 0

1 Year 2 Years 3 Years Abstain

0 0 0 0

For Against Abstain

0 0 0

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on March 8, 2011: Notice, Proxy Statement and Annual Report with Form 10-K are available electronically at www.proxyvote.com.

M29351-P05081-Z54566

APPLIED MATERIALS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 8, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael R. Splinter and Joseph J. Sweeney, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc. to be held on Tuesday, March 8, 2011, at 11:00 a.m. Pacific Standard Time at Applied Materials, Inc.’s Corporate Offices at 3050 Bowers Avenue, Building 1, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and, in their discretion, upon such other business as may properly come before such meeting and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELEVEN NOMINEES FOR ELECTION AS DIRECTORS (PROPOSAL 1), FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2), FOR ONE YEAR ON AN ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3), AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 4).

Dear Stockholder:

On the reverse side of this card are instructions on how to vote for the election of directors (Proposal 1), for an advisory vote on executive compensation (Proposal 2), for an advisory vote on the frequency of an advisory vote on executive compensation (Proposal 3), and for the ratification of the appointment of the independent registered public accounting firm (Proposal 4) over the Internet or by telephone. Please consider voting over the Internet or by telephone. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Applied Materials, Inc.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. If you vote over the Internet or by telephone, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

(Continued and to be signed on the other side)